SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
WESTERN DIGITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Dear Stockholder:

We cordially invite you to attend our Annual Meeting of Stockholders to be held at The Hyatt Regency Irvine located at 17900 Jamboree Road, Irvine, California 92614 on Thursday, November 10, 2011 at 8:00 a.m., local time. Our Board of Directors and management look forward to welcoming you there.

We are holding the Annual Meeting for the following purposes:

1. To elect ten directors to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2. To approve on an advisory basis the named executive officer compensation in this Proxy Statement;

3. To approve on an advisory basis the frequency of future advisory votes on named executive officer compensation;

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2012; and

5. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE:

•	“FOR” ELECTION OF EACH OF THE TEN DIRECTOR NOMINEES NAMED IN PROPOSAL 1,

•	“FOR” PROPOSAL 2 TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS,

•	“ONE YEAR” ON PROPOSAL 3 FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND

•	“FOR” PROPOSAL 4 TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Whether or not you are able to attend the meeting, it is important that your shares be represented, no matter how many shares you own. You may submit your proxy over the Internet or (if you receive a printed copy of the proxy materials) by telephone or by marking, signing, dating and mailing a proxy or voting instruction form in the pre-addressed return envelope provided. We urge you to promptly submit your proxy or voting instructions in order to ensure your representation and the presence of a quorum at the Annual Meeting.

On behalf of the Board of Directors, thank you for your continued support.

Thomas E. Pardun	John F. Coyne
Chairman of the Board	President and Chief Executive Officer

September 27, 2011

3355 Michelson Drive, Suite 100
Irvine, California 92612

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On November 10, 2011
To the Stockholders of
WESTERN DIGITAL CORPORATION:

Our 2011 Annual Meeting of Stockholders will be held at The Hyatt Regency Irvine located at 17900 Jamboree Road, Irvine, California 92614 on Thursday, November 10, 2011 at 8:00 a.m., local time, for the following purposes:

1. To elect the ten director nominees named in the Proxy Statement to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2. To approve on an advisory basis the named executive officer compensation in this Proxy Statement;

3. To approve on an advisory basis the frequency of future advisory votes on named executive officer compensation;

4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2012; and

5. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment of the meeting.

Any action on the items described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting is properly adjourned or postponed.

Only stockholders of record at the close of business on September 16, 2011 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the meeting.

Again this year, we are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a “Notice of Internet Availability of Proxy Materials,” or Notice, instead of a printed copy of this Proxy Statement and our Annual Report for the fiscal year ended July 1, 2011. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our 2011 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

By Order of the Board of Directors

Michael C. Ray
Senior Vice President, General Counsel and Secretary

Irvine, California
September 27, 2011

ALL OF OUR STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR (IF YOU RECEIVE A PRINTED COPY OF THE PROXY MATERIALS) BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED RETURN ENVELOPE PROVIDED. PLEASE SEE THE ACCOMPANYING INSTRUCTIONS FOR MORE DETAILS ON VOTING. SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS PROMPTLY WILL ASSIST US IN REDUCING THE EXPENSES OF ADDITIONAL PROXY SOLICITATION, BUT IT WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING (AND, IF YOU ARE NOT A STOCKHOLDER OF RECORD, YOU HAVE OBTAINED A LEGAL PROXY FROM THE BANK, BROKER, TRUSTEE OR OTHER NOMINEE THAT HOLDS YOUR SHARES GIVING YOU THE RIGHT TO VOTE THE SHARES IN PERSON AT THE ANNUAL MEETING).

3355 Michelson Drive, Suite 100
Irvine, California 92612

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
November 10, 2011

Our Board of Directors is soliciting your proxy for the 2011 Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on November 10, 2011 at The Hyatt Regency Irvine located at 17900 Jamboree Road, Irvine, California 92614, and at any and all adjournments or postponements of the Annual Meeting, for the purposes set forth in the “Notice of Annual Meeting of Stockholders.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 10, 2011

This Proxy Statement and our 2011 Annual Report for the fiscal year ended July 1, 2011 are available on the Internet at www.proxyvote.com. These materials are also available on our corporate website at www.westerndigital.com/investor. The other information on our corporate website does not constitute part of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Again this year, we are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a “Notice of Internet Availability of Proxy Materials,” or Notice, instead of a printed copy of this Proxy Statement and our Annual Report for the fiscal year ended July 1, 2011. The Notice contains instructions on how stockholders can access those documents over the Internet and vote their shares. The Notice also contains instructions on how each of those stockholders can receive a printed copy of our proxy materials, including this Proxy Statement, our 2011 Annual Report and a proxy card or voting instruction form. All stockholders who do not receive a Notice will receive a printed copy of the proxy materials by mail. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs of our Annual Meeting and conserve natural resources.

We are first mailing the Notice to our stockholders on or about September 27, 2011. For stockholders who have affirmatively requested printed copies of proxy materials, we intend to first mail printed copies of this Proxy Statement, the accompanying proxy card or voting instruction form and our 2011 Annual Report on or about September 27, 2011.

Q:	What information is contained in these materials?

The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly compensated executive officers, corporate governance and information on our Board of Directors, and certain other required information. Our 2011 Annual Report, which includes our audited consolidated financial statements, has also been made available to you.

Q:	What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

1. The election of the ten director nominees named in this Proxy Statement to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

2. An advisory vote on named executive officer compensation in this Proxy Statement (Proposal 2);

3. An advisory vote on the frequency of future advisory votes on named executive officer compensation (Proposal 3); and

4. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2012 (Proposal 4).

Q:	How does the Board of Directors recommend I vote on these proposals?

The Board of Directors recommends that you vote your shares:

1. “FOR” election to the Board of Directors of each of the ten director nominees named in this Proxy Statement (Proposal 1);

2. “FOR” the approval of the compensation of our named executive officers in this Proxy Statement (Proposal 2);

3. “ONE YEAR” for the frequency of future advisory votes on executive compensation (Proposal 3); and

4. “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2012 (Proposal 4).

Q:	Who is entitled to vote?

Only stockholders of record at the close of business on September 16, 2011, the record date, will be entitled to notice of and to vote at the Annual Meeting.

Q:	How many shares are eligible to vote at the Annual Meeting?

At the close of business on the record date, 233,609,550 shares of our common stock were outstanding and entitled to vote.

Q:	What is the difference between a “beneficial stockholder” and a “stockholder of record”?

Whether you are a beneficial stockholder or a stockholder of record depends on how you hold your shares:

Beneficial Stockholders: Most of our stockholders hold their shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial stockholder,” and the proxy materials were made available to you by the organization holding your account. This organization is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial stockholder, you have the right to instruct that organization on how to vote the shares held in your account. If you requested printed copies of the proxy materials by mail, you will receive a voting instruction form from your bank, broker, trustee or other nominee.

Stockholders of Record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were made available directly to you by the company. If you requested printed copies of the proxy materials by mail, you will receive a proxy card from the company.

Q:	How can I vote my shares in person at the Annual Meeting?

If you are a stockholder of record, you have the right to vote in person at the Annual Meeting. If you choose to do so, you can vote using the ballot provided at the Annual Meeting, or, if you requested and received printed copies of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting. If you are a beneficial stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the Annual Meeting. You can submit a proxy over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with the proxy materials. If you are a beneficial stockholder, you may also submit your voting instructions over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided to you by your bank, broker, trustee or other nominee.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting, although beneficial stockholders must obtain a “legal proxy” from the bank, broker, trustee or nominee that holds their shares giving them the right to vote the shares at the Annual Meeting in order to vote in person at the meeting.

Q:	How do I vote my shares held in the company’s 401(k) Plan? What happens if I do not vote my 401(k) Plan shares?

If you are one of our many employees who participates in the Western Digital Common Stock Fund under the company’s 401(k) Plan, you will receive a request for voting instructions with respect to all of the shares allocated to your plan account. You are entitled to direct T. Rowe Price Company, the plan trustee, how to vote your plan shares. If T. Rowe Price does not receive voting instructions for shares in your plan account, your shares will not be voted.

Q:	What is the deadline for voting my shares?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on November 9, 2011 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the Annual Meeting, in order for your shares to be voted at the meeting. If you are a beneficial stockholder, please follow the voting instructions provided by the bank, broker, trustee or nominee who holds your shares. If you hold shares in the company’s 401(k) Plan, to allow sufficient time for voting by the plan trustee, your voting instructions must be received by telephone or the Internet by 11:59 p.m. Eastern time on November 7, 2011.

Q:	Can I change or revoke my proxy or voting instructions?

You have the power to revoke your proxy or voting instructions before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by submitting a written notice of revocation to our Secretary, by submitting a duly executed written proxy bearing a date that is later than the date of your original proxy to change your vote, or by submitting a later dated proxy electronically via the Internet or by telephone. A previously submitted proxy will not be voted if the stockholder of record who executed it is present at the Annual Meeting and votes the shares represented by the proxy in person at the Annual Meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or, if you have obtained a legal proxy from your bank, broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy. Any change to your proxy or voting instructions that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on November 9, 2011, unless you are voting shares held in our 401(k) Plan in which case the deadline is 11:59 p.m. Eastern time on November 7, 2011.

Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

If you submit a proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed above in the notice of the meeting, your shares will be voted as recommended by the Board of Directors on those proposals and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

The holders of a majority of our shares of common stock outstanding on the record date and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournments or postponements thereof. If you submit a proxy or voting instructions, your shares will be counted for purposes of determining the presence or absence of a quorum, even if you abstain from voting your shares. If a bank, broker, trustee or other nominee indicates on a proxy that it lacks discretionary authority to vote your shares on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Q:	What happens if additional matters are presented at the Annual Meeting?

Our Board of Directors does not know of any other matters to be presented for action at the Annual Meeting. Should any other matters come before the Annual Meeting or any adjournments or postponements thereof, the proxyholders will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

Q:	What vote is required to approve each of the proposals?

Each share of our common stock outstanding on the record date is entitled to one vote on each of the ten director nominees and one vote on each other matter that may be presented for consideration and action by the stockholders at the Annual Meeting.

For purposes of Proposal 1 (election of directors), you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. Each director nominee receiving the affirmative approval of a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” the director exceeds the number of votes cast “against” that director) will be elected as a director.

For purposes of Proposal 2 (advisory vote on executive compensation) and Proposal 4 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm) you may vote FOR, AGAINST or ABSTAIN. Each of these proposals requires the affirmative approval of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting.

For purposes of Proposal 3 (advisory vote on the frequency of future advisory votes on executive compensation), you may vote ONE YEAR, TWO YEARS, THREE YEARS or ABSTAIN. If no option receives the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting, then the Board of Directors will consider the option receiving the highest number of votes as the preferred option of the stockholders.

Please be aware that Proposals 2, 3 and 4 are advisory only and are not binding on the company. Our Board of Directors will consider the outcome of the vote on each of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

Q:	What effect do abstentions and broker non-votes have on the proposals?

For Proposal 1 (election of directors), shares voting “abstain” will be entirely excluded from the vote and will not be counted in determining the outcome of a director’s election. For Proposal 2 (advisory vote on executive compensation) and Proposal 4 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm), we treat abstentions as shares present or represented and entitled to vote on that proposal, so abstaining has the same effect as a vote “against” the proposal. For Proposal 3 (advisory vote on the frequency of future advisory votes on executive compensation), abstentions will not be counted in determining the frequency option receiving the highest number of votes.

If you are a beneficial stockholder that holds your shares through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held for a beneficial stockholder on non-routine matters, unless the broker receives voting instructions from the beneficial stockholder. Proposal 1 (election of directors), Proposal 2 (advisory vote on executive compensation) and Proposal 3 (advisory vote on the frequency of future advisory votes on executive compensation) are each considered a non-routine matter. However, Proposal 4 (ratification of KPMG LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 4, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 4 in the manner directed by your broker, but your shares will constitute broker non-votes on each of the other proposals at the Annual Meeting and will not be counted for purposes of determining the outcome of each such proposal.

Q:	Can I attend the Annual Meeting? What do I need for admission?

You are entitled to attend the Annual Meeting if you were a stockholder of record or a beneficial stockholder as of the close of business on September 16, 2011, the record date, or you hold a valid legal proxy for the Annual Meeting. You should be prepared to present photo identification for admission.

Q:	Who will bear the costs of solicitation?

The accompanying proxy is being solicited on behalf of our Board of Directors. The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Notice of Internet Availability of Proxy Materials, this Proxy Statement and form of proxy, the cost of making such materials available on the Internet and the cost of soliciting proxies will be paid by us. In addition to use of the mails, we may solicit proxies in person or by telephone, facsimile or other means of communication by certain of our directors, officers, and regular employees who will not receive any additional compensation for such solicitation. We have also engaged D.F. King & Co., Inc. to assist us in connection with the solicitation of proxies for the Annual Meeting for a fee that we do not expect to exceed $13,500 plus a reasonable amount to cover expenses. We have agreed to indemnify D.F. King & Co. against certain liabilities arising out of or in connection with this engagement. We will also reimburse brokers or other persons holding our common stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

Q:	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission no later than four business days following the date of the Annual Meeting, which will be available on our website.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?

Yes. The following requirements apply to stockholder proposals, including director nominations, for the 2012 Annual Meeting of Stockholders. Our 2012 Annual Meeting of Stockholders is currently scheduled to be held on November 8, 2012.

Proposals for Inclusion in Proxy Materials. For your proposal to be considered for inclusion in the proxy statement and form of proxy for our 2012 Annual Meeting of Stockholders, your written proposal must be received by our Secretary at our principal executive offices no later than May 30, 2012. If we change the date of the 2012 Annual Meeting by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2012 Annual Meeting, provided that you also meet the additional deadline for stockholder proposals required by our By-laws and summarized below. You should also be aware that your proposal must comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding inclusion of stockholder proposals in company-sponsored proxy materials.

Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. If you intend to present a proposal or nominate a director at our 2012 Annual Meeting of Stockholders but do not intend for any such proposal or director nominee to be included in the proxy statement for such meeting, our By-laws require that, among other things, stockholders give written notice of any proposal or nomination of a director to our Secretary at our principal executive offices no earlier than the close of business on July 13, 2012 (the 120th day prior to the anniversary of our 2011 Annual Meeting) and no later than the close of business on August 12, 2012 (the 90th day prior to the anniversary of our 2011 Annual Meeting). Notwithstanding the foregoing, in the event that we change the date of the 2012 Annual Meeting from the currently scheduled date of November 8, 2012 to a date that is more than 30 days before or more than 70 days after the anniversary of our 2011 Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2012 Annual Meeting and no later than the later of 90 days prior to the date of the 2012 Annual Meeting or the close of business on the tenth day following the day on which public announcement of the 2012 Annual Meeting is made. Stockholder proposals or nominations for director that do not meet the notice requirements set forth above and further described in Section 2.11 of our By-laws will not be acted upon at the 2012 Annual Meeting.

Q:	I share an address with another stockholder, and we received only one printed copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the Securities and Exchange Commission has approved. Under this procedure, we deliver only one set of proxy materials to multiple stockholders that share the same address unless we receive contrary instructions from one or more of such stockholders. Upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you are a stockholder of record at a shared address to which we delivered a single copy of the proxy materials and you desire to receive a separate copy of the proxy materials for the Annual Meeting or for our future meetings, or if you are a stockholder at a shared address to which we delivered multiple copies of the proxy materials and you desire to receive one copy in the future, please submit your request to the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717, or at 1-800-542-1061. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of the proxy materials, wish to receive multiple reports by revoking your consent to householding or wish to request single copies of the proxy materials in the future.

SECURITY OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of September 16, 2011, by (1) each person known by us to own beneficially more than 5% of our outstanding common stock, (2) each director and each nominee for election as a member of our Board of Directors, (3) each of the executive officers named in the “Fiscal Years 2009 — 2011 Summary Compensation Table” on page 44 and (4) all current directors and executive officers as a group. This table is based on information supplied to us by our executive officers, directors and principal stockholders or included in a Schedule 13G filed with the Securities and Exchange Commission.

	Amount and
	Nature of	Percent
	Beneficial	of
Beneficial Owner	Ownership(1)	Class(2)

Greater than 5% Stockholders:
BlackRock Inc.	20,878,652	9.1%
40 East 52nd Street, New York, NY 10022(3)
FMR LLC, Edward C. Johnson 3d and Fidelity Management & Research Company	18,048,434	7.9%
82 Devonshire Street, Boston, MA 02109(4)
The Vanguard Group, Inc.	11,386,936	5.0%
100 Vanguard Blvd., Malvern, PA 19355(5)
Directors:
Peter D. Behrendt(6)(7)	127,546	*
Kathleen A. Cote(6)	110,215	*
Henry T. DeNero(6)	114,125	*
William L. Kimsey(6)	86,234	*
Michael D. Lambert(6)	65,406	*
Len J. Lauer(6)	8,581	*
Matthew E. Massengill(6)	100,684	*
Roger H. Moore(6)	87,450	*
Thomas E. Pardun(6)(8)	113,757	*
Arif Shakeel(6)	42,565	*
Named Executive Officers:
John F. Coyne(9)(10)	1,378,839	*
Timothy M. Leyden(10)	339,458	*
Wolfgang U. Nickl(10)	68,078	*
James J. Murphy(10)	60,742	*
James K. Welsh III(10)(11)	63,685	*
James D. Morris(10)	92,278	*
All Directors and Current Executive Officers as a group (16 persons)(12)	2,859,643	1.2%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	We determine beneficial ownership in accordance with the rules of the Securities and Exchange Commission. We deem shares subject to options that are exercisable as of or within 60 days after September 16, 2011, as well as shares subject to restricted stock unit awards scheduled to vest within 60 days after September 16, 2011, as outstanding for purposes of computing the share amount and the percentage ownership of the person holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. We also deem shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of September 16, 2011 as outstanding for purposes of computing the share amount and the percentage ownership of the person to whose account those units are credited, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.

(2)	Except as otherwise noted below, we determine applicable percentage ownership on 233,609,550 shares of our common stock outstanding as of September 16, 2011. To our knowledge, except as otherwise indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(3)	Beneficial and percentage ownership information is based on information contained in Amendment No. 2 to Schedule 13G filed with the Securities and Exchange Commission on February 9, 2011 by BlackRock, Inc. (“BlackRock”). According to the schedule, as of December 31, 2010, BlackRock has sole voting and sole dispositive power with respect to 20,878,652 shares. None of BlackRock’s subsidiaries individually owns more than 5% of our common stock.

(4)	Beneficial and percentage ownership information is based on information contained in Amendment No. 4 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011 by FMR LLC (“FMR”), Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”). According to the schedule, as of December 31, 2010, FMR and Mr. Johnson, as Chairman of FMR, each has sole dispositive power over 18,048,434 shares and sole voting power with respect to 5,359,820 shares. According to the schedule, Fidelity (a wholly owned subsidiary of FMR) beneficially owns 12,415,924 shares, representing 5.4% of our outstanding common stock. Neither FMR nor Mr. Johnson has sole voting power of the shares beneficially owned by Fidelity. FMR and Mr. Johnson each has sole voting power over 952,980 shares through its wholly owned subsidiary Pyramis Global Advisors, LLC and sole voting power over 2,754,220 shares through its wholly owned subsidiary Pyramis Global Advisors Trust Company, neither of which individually owns more than 5% of our common stock.

(5)	Beneficial and percentage ownership information is based on information contained in Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 10, 2011 by The Vanguard Group, Inc. (“Vanguard”). According to the schedule, as of December 31, 2010, Vanguard has sole voting power with respect to 287,728 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 11,099,208 shares and shared dispositive power with respect to 287,728 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of Vanguard, is the beneficial owner of 287,728 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

(6)	Includes shares of our common stock that may be acquired as of or within 60 days after September 16, 2011 through the exercise of stock options as follows: Mr. Behrendt (72,188), Ms. Cote (57,188), Mr. DeNero (43,379), Mr. Kimsey (59,688), Mr. Lambert (47,188), Mr. Lauer (8,581), Mr. Massengill (34,688), Mr. Moore (18,425), Mr. Pardun (67,188) and Mr. Shakeel (28,630). Includes shares of our common stock that may be acquired within 60 days after September 16, 2011 through the vesting of restricted stock unit awards as follows: Mr. Behrendt (8,148), Ms. Cote (8,148), Mr. DeNero (8,148), Mr. Kimsey (8,148), Mr. Lambert (8,148), Mr. Lauer (0), Mr. Massengill (8,148), Mr. Moore (8,148), Mr. Pardun (8,148) and Mr. Shakeel (8,148). Restricted stock unit awards are payable in an equivalent number of shares of common stock in connection with the vesting of the award. Also includes shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of September 16, 2011 as follows: Mr. Behrendt (0), Ms. Cote (29,188), Mr. DeNero (53,684), Mr. Kimsey (2,708), Mr. Lambert (0), Mr. Lauer (0), Mr. Massengill (0), Mr. Moore (57,567), Mr. Pardun (31,115) and Mr. Shakeel (0). Deferred stock units are payable in an equivalent number of shares of common stock in connection with the retirement or other separation from service of the director, or earlier in connection with the director’s deferral election.

(7)	Includes 500 shares of our common stock held in a custodial account (with Mr. Behrendt as custodian) on behalf of Mr. Behrendt’s children.

(8)	Includes 7,306 shares of our common stock held in a family trust.

(9)	Mr. Coyne is also a member of our Board of Directors.

(10)	Includes shares of our common stock that may be acquired as of or within 60 days after September 16, 2011 through the exercise of stock options as follows: Mr. Coyne (862,187), Mr. Leyden (266,078), Mr. Nickl (57,582), Mr. Murphy (53,559), Mr. Welsh (55,711), and Mr. Morris (80,128). No named executive officer had any restricted stock units scheduled to vest within 60 days after September 16, 2011.

(11)	Includes 1,450 shares of our common stock held by Mr. Welsh’s wife in an individual retirement account.

(12)	Includes 1,812,388 shares of our common stock that may be acquired as of or within 60 days after September 16, 2011 through the exercise of stock options by our directors and our current executive officers. Includes 73,332 shares of our common stock that may be acquired within 60 days after September 16, 2011 through the vesting of restricted stock unit awards by our directors. Also includes 174,262 shares of our common stock representing deferred stock units as described in footnote (6) above.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Board of Directors currently consists of eleven directors. Each director serves a one-year term and is subject to re-election at each annual meeting of stockholders. This year, one of our directors, Mr. Peter D. Behrendt, reached the mandatory retirement age for directors and is not standing for re-election at the Annual Meeting. Accordingly, our Board of Directors will consist of ten directors at and immediately following the Annual Meeting and, upon the recommendation of the Governance Committee, our Board of Directors has nominated the remaining 10 current directors for re-election to the Board of Directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Our Board of Directors intends to reduce the size of the Board from eleven directors to ten directors immediately following the Annual Meeting.

Nominees for Election

Our nominees for election to our Board of Directors at the Annual Meeting include nine independent directors, as defined by the applicable listing standards of the New York Stock Exchange, and one current member of our senior management. Each of the nominees is currently a member of our Board of Directors and has consented to serve as a director if elected. If you submit a proxy or voting instruction form but do not give specific instructions with respect to the election of directors, your shares will be voted “FOR” each of the ten nominees named in this Proxy Statement. If you wish to give specific instructions with respect to the election of directors, you may do so by indicating your instructions on your proxy or voting instructions and submitting your proxy or voting instructions as described herein. In the event that, before the Annual Meeting, any of the nominees for director should become unable to serve if elected, the persons named as proxies may vote for a substitute nominee designated by our existing Board of Directors to fill the vacancy or for the balance of the nominees, leaving a vacancy, unless our Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Our Board of Directors has no reason to believe that any of the following nominees will be unwilling or unable to serve if elected as a director.

In recommending director nominees for selection to the Board, the Governance Committee considers a number of factors, which are described in more detail below under “— Committees — Governance Committee — Director Candidates.” In considering these factors, the Governance Committee and the Board consider the fit of each individual’s experience, qualifications, attributes and skills with those of our other directors, to build a board of directors that, as a whole, is effective, collegial and responsive to the company and our stockholders.

The following biographical information for each of the ten nominees includes information about the director’s age, his or her principal occupations and employment during at least the last five years, the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years, and the specific experience, qualifications, attributes or skills that led our Board of Directors to conclude that the individual should serve as a director. We value their numerous years of service to the company and their business experience and acumen.

Kathleen A. Cote, 62, has been a director since January 2001. She was the Chief Executive Officer of Worldport Communications, Inc., a European provider of Internet managed services, from May 2001 to June 2003. From September 1998 until May 2001, she served as President of Seagrass Partners, a provider of expertise in business planning and strategic development for early stage companies. From November 1996 until January 1998, she served as President and Chief Executive Officer of Computervision Corporation, an international supplier of product development and data management software. She is currently a director of VeriSign, Inc. and, within the last five years, also served as a director of Asure Software, Inc. (formerly Forgent Networks, Inc.) and 3Com Corporation.

Ms. Cote is a seasoned business executive with numerous years of experience overseeing global companies focused on technology and operations, which is directly relevant to our business. Her financial and accounting skills qualify her as an audit committee financial expert under Securities and Exchange Commission rules. She has served on numerous public company boards of directors, including on the audit and governance committees of those boards, providing our Board of Directors with valuable board-level experience. Her tenure on our Board of Directors also provides us with specific expertise and insight into our business. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

John F. Coyne, 61, has been a director since October 2006. He joined us in 1983 and has served in various executive capacities. From November 2002 until June 2005, Mr. Coyne served as Senior Vice President, Worldwide Operations, from June 2005 until November 2005, he served as Executive Vice President, Worldwide Operations, and from November 2005 until June 2006, he served as Executive Vice President and Chief Operations Officer. Effective June 2006, he was named President and Chief Operating Officer. In January 2007, he became President and Chief Executive Officer. Mr. Coyne is currently a director of Jacobs Engineering Group Inc.

Mr. Coyne’s nearly 30 years of experience in our industry, including more than four years as our President and Chief Executive Officer, contributes indispensable knowledge and expertise to the Board of Directors. He has served Western Digital in numerous executive capacities around the globe, providing our Board of Directors with valuable operations, manufacturing and international experience. He also has extensive experience overseeing Western Digital’s global talent acquisition and retention program and identifying, overseeing and integrating merger and acquisition transactions, both of which are significantly important to the Board of Directors. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Henry T. DeNero, 65, has been a director since June 2000. He was Chairman and Chief Executive Officer of Homespace, Inc., a provider of Internet real estate and home services, from January 1999 until it was acquired by LendingTree, Inc. in August 2000. From July 1995 to January 1999, he was Executive Vice President for First Data Corporation, a provider of information and transaction processing services. Prior to 1995, he was Vice Chairman and Chief Financial Officer of Dayton Hudson Corporation, a general merchandise retailer, and was previously a Director of McKinsey & Company, a management consulting firm. He is currently a director of THQ, Inc. and, within the last five years, also served as a director of Vignette Corp., Banta Corporation, Digital Insight Corporation and PortalPlayer, Inc.

Mr. DeNero has executive level experience in a broad range of industries, which demonstrates to the Board his ability to lead and provide strategic input on a wide range of issues. His extensive experience at McKinsey & Company, a respected consulting firm, provides the Board with valuable insights into corporate strategy and problem resolution. He has significant experience working in Japan and Europe in his positions with McKinsey & Company, which are two important geographic locations for our company. His financial skills and prior experience as a Chief Financial Officer qualify him as an audit committee financial expert under Securities and Exchange Commission rules. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

William L. Kimsey, 69, has been a director since March 2003. He is a veteran of 32 years’ service with Ernst & Young Global, a global independent accounting firm, and served as that firm’s Global Chief Executive Officer from 1998 to 2002. Mr. Kimsey also served at Ernst & Young as director of management consulting in St. Louis, office managing partner in Kansas City, Vice Chairman and Southwest Region managing partner in Dallas, Vice Chairman and West Region managing partner in Los Angeles, Deputy Chairman and Chief Operating Officer and, from 1998 to 2002, Chief Executive Officer of Ernst & Young Global Ltd., and a member of the global executive board. He is currently a director of Accenture plc. and Royal Caribbean Cruises Ltd. and, within the last five years, also served as a director of NAVTEQ Corporation.

As a certified public accountant for numerous years and the former Chief Executive Officer of one of the largest global public accounting firms in the world, Mr. Kimsey provides our Board of Directors with valuable experience and insight into accounting and finance matters, and that experience qualifies him as an audit committee financial expert under Securities and Exchange Commission rules. He also brings expertise and knowledge of the complexities of growing and managing a global business. He has extensive experience negotiating, overseeing and integrating merger and acquisition transactions at both the executive and board level, which is experience highly valued by our Board of Directors. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Michael D. Lambert, 64, has been a director since August 2002. From 1996 until he retired in May 2002, he served as Senior Vice President for Dell Inc.’s Enterprise Systems Group. During that period, he also participated as a member of a six-man operating committee at Dell, which reported to the Office of the Chairman. Mr. Lambert served as Vice President, Sales and Marketing for Compaq Computer Corporation from 1993 to 1996. Prior to that, for four years, he ran the Large Computer Products division at NCR/AT&T Corporation as Vice President and General Manager. Mr. Lambert began his career with NCR Corporation, where he served for 16 years in product management, sales and software engineering capacities. Within the last five years, Mr. Lambert served as a director of Vignette Corp.

Mr. Lambert has extensive experience serving in numerous executive positions with several technology companies, which provides the Board with valuable executive-level insights. He has particular expertise in areas of sales, marketing and operations, especially in the enterprise systems business, which is an important segment for the company. He also has direct experience managing merger and acquisition transactions gained through his positions at Dell and NCR/AT&T Corporation. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Len J. Lauer, 54, has been a director since August 2010. He is the President and Chief Executive Officer and a director of Memjet, a color printing technology company. Prior to joining Memjet in January 2010, Mr. Lauer was Executive Vice President and Chief Operating Officer of Qualcomm, Inc. from August 2008 through December 2009, and he was Executive Vice President and Group President from December 2006 through July 2008. Prior to joining Qualcomm, Inc., Mr. Lauer was Chief Operating Officer of Sprint Nextel Corp. from August 2005 to December 2006, and he was President and Chief Operating Officer of Sprint Corp. from September 2003 until the Sprint-Nextel merger in August 2005. Prior to that, he was President-Sprint PCS from October 2002 until October 2004, and was President-Long Distance (formerly the Global Markets Group) from September 2000 until October 2002. Mr. Lauer also served in several executive positions at Bell Atlantic Corp. from 1992 to 1998 and spent the first 13 years of his business career at IBM in various sales and marketing positions. He is currently a director of H&R Block, Inc.

Mr. Lauer brings to the Board of Directors significant senior executive leadership experience from large, multi-national public technology companies, which provides a valuable perspective to our Board of Directors. Mr. Lauer’s experience provides our Board of Directors with insight into the role of technology solutions for the consumer products market, which is an important part of our business. He has also served on other public company boards and board committees, providing our Board of Directors with important board-level experience. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Matthew E. Massengill, 50, has been a director since January 2000. He joined us in 1985 and served in various executive capacities with us until January 2007. From October 1999 until January 2000, he served as Chief Operating Officer, from January 2000 until January 2002, he served as President, and from January 2000 until October 2005, he served as Chief Executive Officer. Mr. Massengill served as Chairman of the Board of Directors from November 2001 until March 2007. He is currently a director of Microsemi Corporation and GT Advanced Technologies, Inc. and, within the last five years, also served as a director of Conexant Systems, Inc. and ViewSonic Corporation.

Mr. Massengill’s 25 years of service to Western Digital as an executive and Board member provide our Board of Directors with extensive and significant experience directly relevant to our business. As our former Chief Executive Officer, he has a deep understanding of our operations, provides valuable knowledge to our Board of Directors on the issues we face to achieve our strategic objectives and has extensive international experience. His service on numerous other public company boards of directors also provides our Board of Directors with important board-level perspective. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Roger H. Moore, 69, has been a director since June 2000. He served as President and Chief Executive Officer of Illuminet Holdings, Inc., a provider of network, database and billing services to the communications industry, from January 1996 until it was acquired by VeriSign, Inc. in December 2001, and he retired at that time. He was a member of Illuminet’s Board of Directors from July 1998 until December 2001. From September 1998 to October 1998, he served as President, Chief Executive Officer and a director of VINA Technologies, Inc., a telecommunications equipment company. From November 1994 to December 1995, he served as Vice President of major accounts of Northern Telecom. From June 2007 to November 2007, Mr. Moore served as interim President and Chief Executive Officer of Arbinet-thexchange, Inc. Mr. Moore served as the Chief Executive Officer of VeriSign, Inc.’s Communications Services Group from December 2007 until its acquisition by TNS, Inc. in May 2009. He is currently a director of Consolidated Communications Holdings, Inc. and VeriSign, Inc. and, within the last five years, also served as a director of Arbinet-thexchange, Inc. and Tut Systems, Inc.

Mr. Moore’s numerous years of experience as a chief executive of both public and private companies provides the Board of Directors with valuable administrative and operational insight. He has significant experience negotiating and overseeing joint venture, merger and acquisition transactions in both a senior executive and board member capacity gained through his numerous executive positions, which is highly valued by the Board of Directors. He also serves and has served on numerous other public company boards of directors, which provides our Board of Directors with valuable board-level experience. In addition, Mr. Moore has significant experience conducting business in Asia, which is an important geographic region for our company. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Thomas E. Pardun, 67, has been a director since 1993 and Chairman of the Board of Directors since April 2007. He also served as Chairman of the Board of Directors from January 2000 until November 2001. Mr. Pardun was President of MediaOne International Asia Pacific (previously U.S. West International, Asia-Pacific, a subsidiary of U.S. West, Inc.), an owner/operator of international properties in cable television, telephone services, and wireless communications companies, from May 1996 until his retirement in July 2000. Before joining U.S. West, Mr. Pardun was President of the Central Group for Sprint, as well as President of Sprint’s West Division and Senior Vice President of Business Development for United Telecom, a predecessor company to Sprint. Mr. Pardun also held a variety of management positions during a 19-year tenure with IBM, concluding as Director of product-line evaluation. He is currently a director of CalAmp Corporation, Calix, Inc., Finisar Corporation and MaxLinear, Inc. and, within the last five years, also served as a director of Exabyte Corporation and Occam Networks, Inc.

Mr. Pardun’s numerous years of experience in executive level positions in the technology industry provide our Board of Directors with valuable insight and knowledge. He has experience operating and growing businesses in Asia from his time as President of MediaOne International Asia Pacific, which is an important geographic region for our company. He has extensive expertise in matters relating to joint ventures, mergers and acquisitions from his time at MediaOne and Sprint, which is important to our Board of Directors. Mr. Pardun’s tenure on our Board of Directors, including as both Chairman and lead director, and his service on numerous other public company boards of directors also provide valuable perspective to our Board of Directors, especially in leadership and governance matters. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Arif Shakeel, 56, has been a director since September 2004. He joined us in 1985 and has served in various executive capacities. From February 2000 until April 2001, he served as Executive Vice President and General Manager of Hard Disk Drive Solutions, from April 2001 until January 2003, he served as Executive Vice President and Chief Operating Officer, and from January 2002 until June 2006, he served as President. He served as Chief Executive Officer from October 2005 until January 2007. He served as Special Advisor to the Chief Executive Officer from January 2007 until June 2007.

Mr. Shakeel’s 25 years of experience in our industry, including service to Western Digital in numerous executive positions and as a Board member, provide valuable knowledge to the Board of Directors in areas of technology, operations, marketing and procurement. As our former Chief Executive Officer, he has a deep understanding of the complexities of our global business. We believe these experiences, qualifications, attributes and skills qualify him to serve as a member of our Board of Directors.

Vote Required and Recommendation of the Board of Directors

Under our By-laws, in an uncontested election, each director nominee will be elected as a director if the nominee receives the affirmative vote of a majority of the votes cast with respect to his or her election (in other words, the number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election where the number of nominees exceeds the number of directors to be elected, a plurality voting standard will apply and the nominees receiving the greatest number of votes at the Annual Meeting, up to the number of directors to be elected, will be elected as directors. In the case of an uncontested election, if a nominee who is serving as a director is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board of Directors as a “holdover director.” However, under our By-laws, any incumbent director who fails to be elected must offer to tender his or her resignation to our Board of Directors. If the director conditions his or her resignation on acceptance by our Board of Directors, the Governance Committee will then make a recommendation to our Board of Directors on whether to accept or reject the resignation or whether other action should be taken. Our Board of Directors will act on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s or the Governance Committee’s decision. A nominee who was not already serving as a director and is not elected at the Annual Meeting by a majority of the votes cast with respect to such director’s election will not be elected to our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Business Ethics

Our Board of Directors has adopted Corporate Governance Guidelines, which provide the framework for the governance of our company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to stockholders. Our Board of Directors has also adopted a Code of Business Ethics that applies to all of our directors, employees and officers, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Controller. The current versions of the Corporate Governance Guidelines and the Code of Business Ethics are available on our website under the Investor Relations — Governance section at www.westerndigital.com. In accordance with rules adopted by the Securities and Exchange Commission and the New York Stock Exchange, we intend to promptly disclose future amendments to certain provisions of the Code of Business Ethics, or waivers of such provisions granted to executive officers and directors, on our website under the Investor Relations — Governance section at www.westerndigital.com.

Director Independence

Our Board of Directors has reviewed and discussed information provided by the directors and our company with regard to each director’s business and personal activities, as well as those of the director’s immediate family members, as they may relate to Western Digital or its management. The purpose of this review is to determine whether there are any transactions or relationships that would be inconsistent with a determination that a director is independent under the listing standards of the New York Stock Exchange.

Based on its review, the Board of Directors has affirmatively determined that, except for serving as a member of our Board of Directors, none of Messrs. Behrendt, DeNero, Kimsey, Lambert, Lauer, Massengill, Moore, Pardun and Shakeel or Ms. Cote has any relationship, material or immaterial, with Western Digital, either directly or as a partner, shareholder or officer of an organization that has a relationship with Western Digital, and that each of such directors qualifies as “independent” as defined by the listing standards of the New York Stock Exchange. Messrs. Massengill and Shakeel previously had not been considered “independent” under the listing standards of the New York Stock Exchange due to their prior employment with the company as executive officers. However, since more than three years have elapsed since their employment with the company ceased, the Board has determined that Messrs. Massengill and Shakeel are now considered “independent” under the listing standards of the New York Stock Exchange. Mr. Coyne is a current full-time, executive-level employee of Western Digital and, therefore, is not “independent” as defined by the listing standards of the New York Stock Exchange.

Board Leadership Structure

Our Board of Directors does not have a policy with respect to whether the role of the Chairman and the Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. However, our Corporate Governance Guidelines require that, if the Chairman of the Board is not an independent director, the chairman of the Governance Committee will serve as a lead director. The lead director will act as a liaison between the independent directors and management and is responsible for assisting the Chairman in establishing the agenda for Board meetings, for coordinating the agenda for, and chairing, the executive session of the non-management directors, and for performing such other duties as may be specified by the Board from time to time.

We currently separate the roles of Chief Executive Officer and Chairman. The Board of Directors believes this is the appropriate leadership for our company at this time because it permits our Chief Executive Officer to focus on setting the strategic direction of the company and the day-to-day leadership and performance of the company, while permitting the Chairman to focus on providing guidance to the Chief Executive Officer and setting the agenda for Board meetings. The Board also believes that the separation of the Chief Executive Officer and Chairman roles assists the Board in providing robust discussion and evaluation of strategic goals and objectives. However, our Board of Directors acknowledges that no single leadership model is right for all companies at all times. As such, our Board of Directors periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

Risk Oversight and Compensation Risk Assessment

Board’s Role in Risk Oversight.  The Board of Directors’ role in risk oversight involves both the full Board of Directors and its committees. The Audit Committee, whose charter requires it to review and discuss the company’s policies with respect to risk assessment and risk management, has primary responsibility for oversight of our enterprise risk management, or ERM, program on behalf of the Board. Our chief audit executive, who reports independently to the Audit Committee, facilitates the ERM process as part of our strategic planning process. As part of the ERM process, each of our major business unit and functional area heads semi-annually completes a questionnaire used to identify risks that could affect achievement of our business goals and strategy, the likelihood and potential impact of such risks and the actions taken or to be taken to mitigate and/or respond to such risks. Representatives from our internal audit function also interview these individuals to elicit additional information. After input from these individuals is received, our internal audit function summarizes the results of the questionnaires and interviews and provides the analysis to a summary review committee consisting of all individuals reporting to our Chief Executive Officer and Chief Operating Officer for review and comment. The analysis is updated based on input from the summary review committee and provided to the Chief Executive Officer for final review. Once the analysis is finalized, it is reviewed and discussed by the Audit Committee. Senior management then reviews the analysis with the Board of Directors on at least an annual basis. The final analysis, including the input from the Audit Committee and full Board, is then reviewed with the summary review committee and used by our internal audit function in its internal audit planning. In addition, the final analysis is also reviewed and updated by senior management on a quarterly basis in connection with the preparation of the risk factors included in our periodic reports. In addition to the formal ERM program, each of the other Board committees is charged with identifying potential risks to the company during the course of their respective committee work. If a committee identifies a potential risk during the course of its work, the potential risk is to be raised to the Audit Committee and full Board for inclusion in the ERM program discussed above. In addition, the Board as a whole is updated throughout the year on specific risks and mitigating controls in the course of its review of our strategy and business plan and through reports to the Board by its respective committees and senior members of management.

Our Board of Directors believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “— Board Leadership Structure” above.

Compensation Risk Assessment.  Consistent with Securities and Exchange Commission disclosure requirements, in August 2011 we reviewed our compensation policies and practices to determine whether they encourage excessive risk taking. Although all compensation programs worldwide were reviewed, the focus was on the programs with variability of payout. Based on this comprehensive review, we concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the company for the following reasons:

•	We believe our programs appropriately balance short- and long-term incentives;

•	Our long-term incentive grants for senior management are allocated between stock options, restricted stock units and long-term cash awards, which provides a balance of incentives;

•	Our long-term incentive awards generally are granted on an annual basis with long-term, overlapping vesting periods to motivate eligible recipients to focus on sustained stock price appreciation;

•	Cash incentive plans contain a cap on the maximum payout; the Compensation Committee (or other applicable program administrator) generally retains authority to reduce the incentive plan payouts in its discretion;

•	In determining whether to exercise its authority to reduce cash incentive plan payouts, the plan administrator may consider qualitative factors beyond the quantitative financial metrics, including compliance and ethical behaviors;

•	Our long-term cash incentive awards are not overly reliant on one performance measure and generally include a mix of sales and profitability targets to mitigate the risk of employees focusing exclusively on short term top-line growth at the expense of sustained profitability;

•	Our Chief Executive Officer’s significant equity holdings help protect against short-term risk taking at the expense of long-term growth and stability;

•	Our executive stock ownership guidelines require that all of our senior executives hold a significant amount of our equity to further align their interests with stockholders over the long term, and all of our senior executives are in compliance with the guidelines; and

•	We have a compensation recovery (“clawback”) policy applicable in the event an officer’s misconduct leads to an accounting restatement.

Committees

Our Board of Directors has standing Executive, Audit, Compensation and Governance Committees. The Governance Committee, among other things, performs functions similar to a nominating committee. Our Board of Directors usually determines the membership of these committees at its organizational meeting held immediately after the annual meeting of stockholders. The following table identifies the current members of the committees:

Director	Executive	Audit	Compensation	Governance

Peter D. Behrendt(1)		✓
Kathleen A. Cote		✓		✓
John F. Coyne	Chair
Henry T. DeNero	✓	Chair
William L. Kimsey		✓
Michael D. Lambert			Chair
Len J. Lauer			✓
Matthew E. Massengill
Roger H. Moore			✓	✓
Thomas E. Pardun(2)	✓		✓	Chair
Arif Shakeel

(1)	Mr. Behrendt has reached the mandatory retirement age for directors and is not standing for re-election at the Annual Meeting.

(2)	Mr. Pardun is our current Chairman of the Board. Mr. Pardun is an independent director under the listing standards of the New York Stock Exchange and presides at all executive sessions of our non-management, independent directors.

Executive Committee

Committee Composition and Responsibilities.  The Executive Committee operates pursuant to a written charter that is available on our website under the Investor Relations — Governance section at www.westerndigital.com. As described in further detail in the written charter of the Executive Committee, between meetings of our Board of Directors, the Executive Committee may exercise all of the powers of our Board of Directors (except those powers expressly reserved to the Board of Directors or to another committee by applicable law or the rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange) in the management and direction of the business and conduct of the affairs of the company, subject to any specific directions given by the Board of Directors.

Audit Committee

Committee Composition and Responsibilities.  Our Board of Directors has affirmatively determined that all members of the Audit Committee are independent as defined under the listing standards of the New York Stock Exchange and applicable rules of the Securities and Exchange Commission and all members are “audit committee financial experts” as defined by rules of the Securities and Exchange Commission. The Audit Committee operates pursuant to a written charter that is available on our website under the Investor Relations — Governance section at www.westerndigital.com. As described in further detail in the written charter of the Audit Committee, the key responsibilities of the Audit Committee include: (1) sole responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm and, where appropriate, the termination or replacement of the independent registered public accounting firm; (2) an annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence, including a review and evaluation of the lead partner; (3) pre-approval of all auditing services and permissible non-auditing services to be performed by the independent registered public accounting firm; (4) receipt and review of the reports from the independent registered public accounting firm required annually and prior to the filing of any audit report by the independent registered public accounting firm; (5) review and discussion with the independent registered public accounting firm of any difficulties they encounter in the course of their audit work; (6) establishment of policies for the hiring of any current or former employee of the independent registered public accounting firm; (7) review and discussion with management and the independent registered public accounting firm of our annual and quarterly financial statements prior to their filing or public distribution; (8) general review and discussion with management of the presentation and information to be disclosed in our earnings press releases; (9) periodic review of the adequacy of our accounting and financial personnel resources; (10) periodic review and discussion of our internal control over financial reporting and review and discussion with our principal internal auditor of the scope and results of our internal audit program; (11) review and discussion of our policies with respect to risk assessment and risk management; (12) preparation of the audit committee report included in this Proxy Statement; (13) establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission of such complaints by company employees; (14) review of material pending legal proceedings involving the company and other material contingent liabilities; (15) review of significant conflicts of interest and related-party transactions to the extent required by our related person transaction policy or as required by applicable law; and (16) review of any other matters relative to the audit of our accounts and preparation of our financial statements that the Audit Committee deems appropriate.

Compensation Committee

Committee Composition and Responsibilities.  Our Board of Directors has affirmatively determined that all members of the Compensation Committee are independent as defined under the listing standards of the New York Stock Exchange. The Compensation Committee operates pursuant to a written charter that is available on our website under the Investor Relations — Governance section at www.westerndigital.com. As described in further detail in the written charter of the Compensation Committee, the Compensation Committee assists our Board of Directors and our management in defining our executive compensation policy and in carrying out various responsibilities relating to the compensation of our executive officers and directors, including: (1) evaluating and approving compensation for the Chief Executive Officer and for all other executive officers; (2) reviewing and making recommendations to the Board of Directors regarding non-employee director compensation; (3) overseeing the development and administration of our incentive and equity-based compensation plans, including the Incentive Compensation Plan, the 2004 Performance Incentive Plan, the Deferred Compensation Plan and the 2005 Employee Stock Purchase Plan; and (4) reviewing and making recommendations to the Board of Directors regarding changes to our benefit plans. The Compensation Committee is also responsible for reviewing and discussing with our management the “Compensation Discussion and Analysis” section included in this Proxy Statement, for determining whether to recommend to our Board of Directors that it be included in this Proxy Statement, and for preparing the Report of the Compensation Committee that sets forth the Compensation Committee’s determination regarding the Compensation Discussion and Analysis section. The Compensation Committee charter authorizes the Compensation Committee to delegate any of its responsibilities to a subcommittee but the subcommittee must be comprised only of one or more members of the Compensation Committee. Under our equity award guidelines, however, the Compensation Committee does not delegate its authority to grant equity awards to any other committee, subcommittee or individual. The Compensation Committee has no current intention to delegate any of its other responsibilities to a subcommittee.

Role of Executive Officers in Administration of Compensation Program.  While the Compensation Committee is responsible for approving all elements of compensation for our executive officers, certain of our executive officers and other employees assist the Compensation Committee in the administration of our executive compensation program, as explained in more detail in the “Compensation Discussion and Analysis” section under the heading “Role of Executive Officers.” No executive participates in any discussions or decisions regarding his or her own compensation.

Relationship with Compensation Committee Consultant.  The Compensation Committee’s practice has been to retain compensation consultants to provide objective advice and counsel to the Compensation Committee on all matters related to the compensation of executive officers and directors. For fiscal 2011, the Compensation Committee retained Mercer (US) Inc. (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its compensation consultant, with Mercer attending all in-person meetings of the Compensation Committee held during the year. Mercer’s fees for executive compensation consulting to the Compensation Committee in fiscal 2011 were approximately $164,500. A summary of the executive compensation services provided by Mercer during fiscal 2011 is included in the “Compensation Discussion and Analysis” section under the heading “Role of the Compensation Consultant.”

During fiscal 2011, certain MMC affiliates were retained by company management to provide services unrelated to executive compensation, including welfare plan consulting, actuarial and plan administration services with respect to the company’s general health and welfare benefit plans and programs. The aggregate fees paid for those other services in fiscal 2011, either directly by the company or via commissions from third party insurers, were approximately $200,742. These services were approved by company management in the ordinary course of business. As described in more detail in the “Compensation Discussion and Analysis,” Mercer and its affiliates have established and followed safeguards between the executive compensation consultants engaged by the Compensation Committee and the other MMC service providers to the company, which are designed to help ensure that the Compensation Committee’s executive compensation consultants continue to fulfill their role in providing objective, unbiased advice.

Additional information concerning the Compensation Committee’s processes and procedures for consideration and determination of non-employee director compensation is included below under “Director Compensation.”

Governance Committee

Committee Composition and Responsibilities.  Our Board of Directors has affirmatively determined that all members of the Governance Committee are independent as defined under the listing standards of the New York Stock Exchange. The Governance Committee, which (among other things) performs functions similar to a nominating committee, operates pursuant to a written charter that is available on our website under the Investor Relations — Governance section at www.westerndigital.com. As described in further detail in the written charter of the Governance Committee, the key responsibilities of the Governance Committee include: (1) developing and recommending to the Board of Directors a set of corporate governance principles; (2) evaluating and recommending to the Board of Directors the size and composition of the Board of Directors and the size, composition and functions of the committees of the Board of Directors; (3) developing and recommending to the Board of Directors a set of criteria for membership; (4) identifying, evaluating, attracting, and recommending director candidates for membership on the Board of Directors, including directors for election at the annual meeting of stockholders; (5) making recommendations to the Board of Directors on such matters as the retirement age, tenure and resignation of directors; (6) managing the Board of Directors performance review process and reviewing the results with the Board of Directors on an annual basis; (7) overseeing the evaluation of the Chief Executive Officer by the Compensation Committee; and (8) reviewing and making recommendations to the Board of Directors regarding proposals of stockholders that relate to corporate governance.

Director Candidates.  Whenever a vacancy occurs on our Board of Directors, the Governance Committee is responsible for identifying and attracting one or more candidates to fill that vacancy, evaluating each candidate and recommending a candidate for selection by the full Board of Directors. In addition, the Governance Committee is responsible for recommending nominees for election or re-election to the Board of Directors at each annual meeting of stockholders. The Governance Committee is authorized to use any methods it deems appropriate for identifying candidates for Board of Directors membership, including considering recommendations from incumbent directors and stockholders. The Governance Committee is authorized to engage, but during fiscal 2011 did not utilize the services of, an outside search firm to identify suitable potential director candidates.

Once a list of potential candidates is collected, the Governance Committee evaluates the candidates through committee discussions, the assistance of a third party search firm and/or candidate interviews to identify the candidate(s) most likely to advance the interests of our stockholders. While the Governance Committee has no specific minimum qualifications in evaluating a director candidate, our Corporate Governance Guidelines set forth critical factors to be considered in selecting director nominees, which include: the nominee’s personal and professional ethics, integrity and values; the nominee’s intelligence, judgment, foresight, skills, experience (including understanding of marketing, finance, our technology and other elements relevant to the success of a company such as ours) and achievements, all of which the Governance Committee views in the context of the overall composition of the Board of Directors; the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; having a majority of independent directors on the Board of Directors; and representation of the long-term interests of the stockholders as a whole and a diversity of backgrounds and expertise which are most needed and beneficial to the Board of Directors and to Western Digital. While our Corporate Governance Guidelines do not prescribe specific diversity standards, the Governance Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics, experience and skills of current and prospective directors to ensure that a broad range of perspectives are represented on the Board. The Governance Committee and the entire Board of Directors conducts a review of the composition of the Board in light of the factors described above at least annually.

Stockholder Recommendations.  A stockholder may recommend a director candidate to the Governance Committee by delivering a written notice to our Secretary at our principal executive offices and including the following in the notice: (1) the name and address of the stockholder as they appear on our books or other proof of share ownership; (2) the class and number of shares of our common stock beneficially owned by the stockholder as of the date the stockholder gives written notice; (3) a description of all arrangements or understandings between the stockholder and the director candidate and any other person(s) pursuant to which the recommendation or nomination is to be made by the stockholder; (4) the name, age, business address and residence address of the director candidate and a description of the director candidate’s business experience for at least the previous five years; (5) the principal occupation or employment of the director candidate; (6) the class and number of shares of our common stock beneficially owned by the director candidate; (7) the consent of the director candidate to serve as a member of our Board of Directors if elected; and (8) any other information required to be disclosed with respect to such director candidate in solicitations for proxies for the election of directors pursuant to applicable rules of the Securities and Exchange Commission. The Governance Committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of our Board of Directors.

The Governance Committee will evaluate director candidates recommended by stockholders for election to our Board of Directors in the same manner and using the same criteria as used for any other director candidate. If the Governance Committee determines that a stockholder-recommended candidate is suitable for membership on the Board of Directors, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on the Board of Directors or in connection with the next annual meeting of stockholders. Stockholders recommending candidates for consideration by the Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than June 1 of the year of that meeting.

Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the Governance Committee as described above) must deliver written notice to our Secretary in the manner described in Section 2.11 of our By-laws and within the time periods set forth on page 6 above in response to the question, “May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?”

Meetings and Attendance

During fiscal 2011, there were eight meetings of the Board of Directors, 11 meetings of the Audit Committee, 12 meetings of the Compensation Committee, three meetings of the Governance Committee and two meetings of the Executive Committee. Each of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the period that he or she served in fiscal 2011.

Our Board of Directors strongly encourages each director to attend our annual meeting of stockholders. All of our directors attended last year’s annual meeting of stockholders.

Communicating with Directors

Our Board of Directors provides a process for stockholders to send communications to the Board of Directors, or to individual directors or groups of directors. In addition, interested parties may communicate with our non-executive Chairman of the Board (who presides over executive sessions of the non-management directors) or with the non-management directors as a group. The Board of Directors recommends that stockholders and other interested parties initiate any communications with the Board of Directors (or individual directors or groups of directors) in writing. These communications should be sent by mail to company’s Secretary at Western Digital Corporation, 3355 Michelson Drive, Suite 100, Irvine, California 92612. This centralized process will assist the Board of Directors in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended Board of Directors recipient or recipients should be clearly noted in the communication (including whether the communication is intended only for our non-executive Chairman of the Board or for the non-management directors as a group). The Board of Directors has instructed the Secretary to forward such correspondence only to the intended recipients; however, the Board of Directors has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and not to forward any items deemed to be of a purely commercial or frivolous nature (such as spam) or otherwise obviously inappropriate for the intended recipient’s consideration. In such cases, the Secretary may forward some of the correspondence elsewhere within Western Digital for review and possible response.

DIRECTOR COMPENSATION

Executive Summary

We believe that it is important to attract and retain exceptional and experienced directors who understand our business, and to offer compensation opportunities that further align the interests of those directors with the interests of our stockholders. To that end, we have established a non-employee director compensation program consisting of a combination of:

•	annual and committee retainer fees, which directors may elect to receive in a combination of cash, common stock and/or deferred stock units under our Non-Employee Directors Stock-for-Fees Plan; and

•	equity incentive awards in the form of stock options and restricted stock units.

We also permit directors to participate in our Deferred Compensation Plan. Directors who are also one of our employees are generally not entitled to additional compensation under our director compensation program for serving as a director.

Our Compensation Committee reviews our non-employee director compensation on an annual basis. As part of this review, the Compensation Committee’s compensation consultant, Mercer, reviews and evaluates the competitiveness of our director compensation program in light of general director compensation trends and director compensation programs of the peer group companies we use to evaluate our executive compensation program, which are listed in the “Compensation Discussion and Analysis” section below. After receiving input from its compensation consultant, the Compensation Committee makes recommendations to the full Board of Directors regarding any changes in our non-employee director compensation program that the Compensation Committee determines are advisable. Our director compensation program and the changes made to the program for fiscal 2011 are described in more detail in the tables and narrative that follow.

Director Compensation Table for Fiscal 2011

The table below summarizes the compensation of each of our directors for fiscal 2011 who is not also employed by us or one of our subsidiaries (referred to in this Proxy Statement as “non-employee directors”). Mr. Coyne was one of our named executive officers during fiscal 2011 and information regarding compensation to him for fiscal 2011 is presented below in the “Fiscal Years 2009 — 2011 Summary Compensation Table” and the related explanatory tables. As our employee, Mr. Coyne did not receive any additional compensation for his services as a director.

					Change in
					Pension Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or Paid	Stock Awards	Option Awards	Incentive Plan	Compensation	All Other
	in Cash ($)(2)	($)(3)(4)	($)(3)(5)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Peter D. Behrendt	85,000	124,999	117,434	—	—	—	327,433
Kathleen A. Cote	87,500	124,999	117,434	—	—	—	329,933
Henry T. DeNero	100,000	124,999	117,434	—	—	—	342,433
William L. Kimsey	85,000	124,999	117,434	—	—	—	327,433
Michael D. Lambert	90,000	124,999	117,434	—	—	—	332,433
Len J. Lauer(1)	95,781	140,437	408,479	—	—	—	644,697
Matthew E. Massengill	75,000	124,999	117,434	—	—	—	317,433
Roger H. Moore	82,500	124,999	117,434	—	—	—	324,933
Thomas E. Pardun	190,000	124,999	117,434	—	—	—	432,433
Arif Shakeel	75,000	124,999	117,434	—	—	—	317,433

(1)	Mr. Lauer was appointed to the Board of Directors on August 31, 2010.

(2)	For a description of the fees earned by the non-employee directors during fiscal 2011, see the disclosure under “Non-Employee Director Fees” below.

(3)	The amounts shown reflect the aggregate grant date fair value of equity awards granted in fiscal 2011 computed in accordance with ASC 718 (formerly FAS 123(R)). These amounts were calculated using a binomial option-pricing model based on the assumptions described in Note 8 in the Notes to Consolidated Financial Statements included in our 2011 Form 10-K, but exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock awards or option awards were forfeited by any of our non-employee directors during fiscal 2011.

(4)	On August 31, 2010, Mr. Lauer was automatically granted an award of 639 restricted stock units under our Non-Employee Director Restricted Stock Unit Grant Program in connection with his appointment to our Board of Directors. The grant date fair value of such award was $15,438. On November 11, 2010, each non-employee director was automatically granted an award of 3,789 restricted stock units under our Non-Employee Director Restricted Stock Unit Grant Program. The grant date fair value of each of these awards was $124,999. See footnote (3) above for the assumptions used to value these awards. Our Non-Employee Director Restricted Stock Unit Grant Program is more fully described below under “Non-Employee Director Equity Awards.”

In addition, the following table presents the aggregate number of shares of our common stock covered by stock awards held by each of our non-employee directors on July 1, 2011:

	Aggregate Number of	Aggregate Number of
	Unvested Restricted	Deferred
Name	Stock Units	Stock Units(a)

Peter D. Behrendt	15,181	—
Kathleen A. Cote	15,181	29,188
Henry T. DeNero	15,181	53,684
William L. Kimsey	15,181	2,708
Michael D. Lambert	15,181	—
Len J. Lauer	4,428	—
Matthew E. Massengill	15,181	—
Roger H. Moore	15,181	57,567
Thomas E. Pardun	15,181	31,115
Arif Shakeel	15,181	—

(a)	This amount consists of stock units that the director has elected to defer under our Deferred Compensation Plan pursuant to (i) our Non-Employee Directors Stock-for-Fees Plan in lieu of all or a portion of annual retainer or meeting fees earned by the director during the year of the election, and/or (ii) our Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan. The deferred stock units are fully vested and are payable in an equivalent number of shares of our common stock on the payment date specified in accordance with the non-employee director’s deferral election. For a description of the Non-Employee Directors Stock-for-Fees Plan, the Non-Employee Director Restricted Stock Unit Grant Program and the Deferred Compensation Plan, see “Director Compensation Program” below.

(5)	On September 8, 2010, pursuant to our Non-Employee Director Option Grant Program, our Board of Directors approved a grant to Mr. Lauer in connection with his appointment to our Board of Directors of a stock option to purchase 25,815 shares of our common stock. The stock option has a per-share exercise price $26.17, which is equal to the closing market price of a share of our common stock on the grant date. The grant date fair value of such award was $291,045. On November 11, 2010, pursuant to our Non-Employee Director Option Grant Program, our Board of Directors approved a grant to each of our non-employee directors of a stock option to purchase 8,506 shares of our common stock. Each such stock option has a per-share exercise price of $32.99, which is equal to the closing market price of a share of our common stock on the grant date. The grant date fair value of each of these awards was $117,434. See footnote (3) above for the assumptions used to value these awards. Our Non-Employee Director Option Grant Program is more fully described below under “Non-Employee Director Equity Awards.”

In addition, the following table presents the aggregate number of shares of our common stock covered by stock options held by each of our non-employee directors on July 1, 2011:

	Aggregate Number of Securities
	Underlying Stock Options
	Vested and
Name	Exercisable (#)	Unvested (#)	Total (#)

Peter D. Behrendt	72,436	20,021	92,457
Kathleen A. Cote	51,186	20,021	71,207
Henry T. DeNero	37,377	20,021	57,398
William L. Kimsey	53,686	20,021	73,707
Michael D. Lambert	41,186	20,021	61,207
Len J. Lauer	—	34,321	34,321
Matthew E. Massengill	28,686	20,021	48,707
Roger H. Moore	12,423	20,021	32,444
Thomas E. Pardun	61,186	20,021	81,207
Arif Shakeel	22,628	20,021	42,649

Director Compensation Program

The following section describes the elements and other features of our non-employee director compensation program for fiscal 2011.

Non-Employee Director Fees

Annual Retainer and Committee Retainer Fees.  The director retainer fees are payable based on Board and committee service from Annual Meeting to Annual Meeting and are paid in a lump sum immediately following the Annual Meeting marking the start of the year. Directors who are appointed to the Board during the year are paid a pro-rata amount of the annual director retainer fees based on service to be rendered for the remaining part of the year after appointment.

The following table sets forth the schedule of the current annual retainer and committee membership fees for non-employee directors.

Type of Fee	Current Annual Fee

Annual Retainer	$75,000
Lead Independent Director Retainer	$20,000
Non-Executive Chairman of the Board Retainer	$100,000
Additional Committee Retainers
• Audit Committee	$10,000
• Compensation Committee	$5,000
• Governance Committee	$2,500
Additional Committee Chairman Retainers
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Governance Committee	$7,500

The retainer fee to our lead independent director referred to above is paid only if our Chairman of the Board is one of our employees. If our Chairman of the Board is not one of our employees, the Chairman is entitled to the additional Non-Executive Chairman of the Board Retainer referred to above and we pay no additional lead independent director retainer.

Non-employee directors do not receive a separate fee for each Board of Directors or committee meeting they attend. However, we reimburse our non-employee directors for reasonable out-of-pocket expenses incurred to attend each Board of Directors or committee meeting.

Non-Employee Directors Stock-for-Fees Plan.  Under our Amended and Restated Non-Employee Directors Stock-for-Fees Plan, each non-employee director may elect prior to any calendar year to receive shares of our common stock in lieu of any or all of the annual retainer fee(s) otherwise payable to him or her in cash for that calendar year. We determine the number of shares of common stock payable to a non-employee director under the Non-Employee Directors Stock-for-Fees Plan by dividing the amount of the cash fee the director would have otherwise received by the closing market price of a share of our common stock on the date the cash fee would have been paid.

At the time of the election for a calendar year under our Non-Employee Directors Stock-for-Fees Plan, we also permit each non-employee director to defer receipt of any shares he or she has elected to receive in lieu of annual retainer or meeting fees otherwise payable to the director, and we refer to these deferred shares as deferred stock units. See “Deferred Compensation Plan for Non-Employee Directors” below for a further discussion of the material terms of our Deferred Compensation Plan as it applies to compensation deferred by our non-employee directors.

In fiscal 2011, none of our non-employee directors made an election to receive shares of our common stock or deferred stock units in lieu of annual retainer fees otherwise payable to the director for the year.

Non-Employee Director Equity Awards

Non-Employee Director Option Grant Program.  Pursuant to our Non-Employee Director Option Grant Program adopted by our Board of Directors under our 2004 Performance Incentive Plan, we grant each non-employee director upon initial election or appointment to the Board of Directors an option to purchase a number of shares of our common stock that produces an approximate value for the option grant (using a Black-Scholes valuation) equal to $300,000 on the grant date. We also grant each member of the Board upon or as soon as practical after first becoming a non-employee director by virtue of retiring or otherwise ceasing to be employed by us an option to purchase a number of shares of common stock that produces an approximate value for the option grant (using a Black-Scholes valuation) equal to: (i) $125,000, divided by (ii) 365, multiplied by (iii) the number of days from the date such individual first becomes a non-employee director until the anticipated date of our next annual meeting of stockholders. In addition, after a non-employee director joins the Board of Directors, immediately following each annual meeting of stockholders if he or she has been re-elected as a director at that annual meeting, the non-employee director will receive an option to purchase a number of shares of our common stock that produces an approximate value for the option grant (using a Black-Scholes valuation) equal to $125,000 on the grant date. We use a Black-Scholes valuation to calculate the number of options to be granted under our Non-Employee Director Option Grant Program, rather than the binomial valuation methodology we use for financial statement reporting purposes, because the Black-Scholes methodology is more commonly used in the market data the Compensation Committee reviews in connection with its review of our director compensation program. As a result, there is generally a slight difference between the amount reported in the Director Compensation Table for a particular option grant and the option value intended to be granted under the Non-Employee Director Option Grant Program.

The per-share exercise price of stock options granted under our Non-Employee Director Option Grant Program equals the closing market price of a share of our common stock on the date of grant, and the options generally vest over a period of four years, with 25% vesting on the first anniversary of the grant date and 6.25% vesting at the end of each three-month period thereafter. In addition, all stock options granted under the Non-Employee Director Option Grant Program since November 6, 2007 have a seven-year term. Except as described in the next sentence, vested stock options will remain exercisable until the earlier of one year following the date the director ceases to be a director or the expiration date of the stock option. In the event the director retires after four years of service, all stock options granted to the director will immediately vest and will be exercisable by the director until the earlier of (i) three years after the director’s retirement or (ii) the expiration of the original term of the option, provided that, for stock options granted after August 2009, at the date of retirement the director has served as a member of our Board from the grant date of the award through the day before the next annual meeting of stockholders following the grant date. Shares of common stock that we issue upon the exercise of stock options granted under the Non-Employee Director Option Grant Program are subject to the applicable share limits specified in our 2004 Performance Incentive Plan.

Non-Employee Director Restricted Stock Unit Grant Program.  Our Board of Directors has adopted a Non-Employee Director Restricted Stock Unit Grant Program under our 2004 Performance Incentive Plan pursuant to which our non-employee directors automatically receive, immediately following each annual meeting of stockholders if he or she has been re-elected as a director at that annual meeting, an award of restricted stock units equal in value to $125,000 (based on the closing market value of an equivalent number of shares of our common stock on the grant date). We award non-employee directors who are newly elected or appointed to the Board of Directors after the date of the annual meeting for a given year a prorated award of restricted stock units for that year. We also award members of our Board a prorated award of restricted stock units upon or as soon as practical after first becoming a non-employee director by virtue of retiring or otherwise ceasing to be employed by us after the annual meeting for a given year. The number of restricted stock units subject to this prorated award is equal to: (i) the number of units subject to the immediately preceding annual unit award, divided by (ii) 365, multiplied by (iii) the number of days from the date such individual first becomes a non-employee director until the scheduled date for the immediately following annual meeting of stockholders. Each award of restricted stock units represents the right to receive an equivalent number of shares of our common stock on the applicable vesting date.

Restricted stock units generally vest 100% on the third anniversary of the grant date. However, if a director retires after having served as a director for at least four continuous years, all unvested restricted stock units will vest immediately upon the director’s retirement, provided that, for restricted stock units granted after August 2009, at the date of retirement the director has served as a member of our Board from the grant date of the award through the day before the next annual meeting of stockholders following the grant date. If a director ceases to be a director for any reason (except removal) prior to meeting the eligibility requirements for accelerated vesting discussed above, then all of the unvested restricted stock units granted in the first twelve months prior to termination will terminate without vesting, one-third of all unvested restricted stock units granted within the second twelve-month period prior to termination will immediately vest and become payable, and two-thirds of all unvested restricted stock units granted within the third twelve-month period prior to termination will immediately vest and become payable. If dividends are paid prior to the vesting and payment of any restricted stock units granted to our non-employee directors, the director is credited with additional restricted stock units as dividend equivalents that are subject to the same vesting requirements as the underlying restricted stock units. Shares of common stock issued in respect of the Non-Employee Director Restricted Stock Unit Grant Program are subject to the applicable share limits specified in our 2004 Performance Incentive Plan.

Director Stock Ownership Guidelines.  Under our director stock ownership guidelines, directors are prohibited from selling any shares of our common stock (other than in a same-day sale in connection with an option exercise to pay the exercise price of the option or to satisfy any applicable tax withholding obligations) unless they own “qualifying shares” with a market value of at least $300,000. Common stock, restricted stock units, deferred stock units and common stock beneficially owned by the director by virtue of being held in a trust, by a spouse or by the director’s minor children are considered qualifying shares for purposes of the stock ownership requirement. Shares the director has a right to acquire through the exercise of stock options (whether or not vested) are not counted towards the stock ownership requirement.

Deferred Compensation Plan for Non-Employee Directors

For each calendar year, we permit each non-employee director to defer payment of between a minimum of $2,000 and a maximum of 80% of any cash compensation to be paid to the director during that calendar year in accordance with our Deferred Compensation Plan. If a director has elected to receive common stock pursuant to our Non-Employee Directors Stock-for-Fees Plan in lieu of annual retainer or meeting fees otherwise payable to the director, the director is also permitted to make a deferral election with respect to such common stock. In that event, we credit deferred stock units to the director’s deferred compensation account in an amount equal to the cash fee the director would have otherwise received divided by the closing market price of a share of our common stock on the date the cash fee would have been paid. The deferred stock units carry no voting or dividend rights.

We also permit non-employee directors to defer payment of any restricted stock units awarded under our Non-Employee Director Restricted Stock Unit Grant Program beyond the vesting date of the award. Restricted stock units and other amounts deferred in cash by a director are generally credited and payable in the same manner as amounts deferred by our executive officers and other participants in our Deferred Compensation Plan as further described below under “Fiscal 2011 Non-Qualified Deferred Compensation Table” beginning on page 52.

COMPENSATION DISCUSSION AND ANALYSIS

When we refer to our “executives” or “executive officers” in this section, we mean:

•	John F. Coyne, our President and Chief Executive Officer;

•	Timothy M. Leyden, who was promoted from Executive Vice President and Chief Financial Officer to Chief Operating Officer, effective August 16, 2010;

•	Wolfgang U. Nickl, our Senior Vice President and Chief Financial Officer;

•	James J. Murphy, our Executive Vice President, Worldwide Sales and Sales Operations;

•	James K. Welsh III, our Executive Vice President and General Manager, Branded Products; and

•	James D. Morris, our Executive Vice President and General Manager, Storage Products.

These individuals are our “named executive officers” under Securities and Exchange Commission rules for fiscal 2011 and are listed in the “Fiscal Years 2009 — 2011 Summary Compensation Table” below.

Executive Summary

Western Digital is an information storage pioneer and long-time industry leader providing products and services on a global scale for people and organizations that collect, manage and use digital information. Managing our global business to provide long-term value for our stockholders requires a team of passionate, innovative, dedicated and experienced executives. Our overriding executive compensation philosophy is clear and consistent — we pay for performance. Our executives are accountable for the performance of the company and the segments they manage and are compensated primarily based on that performance. We believe that our executive compensation program contributes to a high-performance culture where executives are expected to deliver results that drive sustained growth.

Fiscal 2011 was another highly profitable year for our company, with revenue of $9.53 billion, operating income of $781 million and earnings per share of $3.09. However, coming off the recession snapback year of 2010, fiscal 2011 was a challenging year for the PC and hard drive industries as a result of a slowdown in consumer spending and increased competition for share of consumer spend from devices like smartphones and tablets. Notwithstanding these challenging industry conditions, we grew fiscal year unit shipments by 6%, which was faster than the hard drive industry growth of 4%. We were also successful in addressing supply constraints that arose during the year and containing costs, and we entered into an agreement to acquire Viviti Technologies Ltd., formerly known as Hitachi Global Storage Technologies Holdings Pte. Ltd. (“Hitachi GST”), from Hitachi Ltd.

We believe that executive officer compensation for fiscal 2011 was consistent with the objectives of our compensation philosophy and with our performance. The compensation actions taken by the Compensation Committee for our executive officers are summarized below:

•	Base Salary. In August 2010, for executive officers other than the Chief Executive Officer, the Compensation Committee approved base salary increases of between 6% and 17% in connection with a promotion to their current positions. In September 2010, the Compensation Committee approved a base salary increase for the Chief Executive Officer of 11%. After these increases, base salary levels for our executive officers were below our stated pay positioning strategy (as described below).

•	Semi-Annual Bonus Opportunity. In connection with the promotions referenced above, the Compensation Committee also approved increases in the target bonus opportunities of our executive officers other than the Chief Executive Officer. No changes were approved to the Chief Executive Officer’s target bonus opportunity for fiscal 2011. After these increases, target total annual cash compensation for our executive officers was below our stated pay positioning strategy. For fiscal 2011, these bonus opportunities were earned based on achievement against pre-established adjusted earnings per share goals. Based on our adjusted earnings per share of $1.80 for the first half of fiscal 2011 and $1.37 for the second half of fiscal 2011, the Compensation Committee approved payouts under our semi-annual bonus plan of 72.5% and 150% of target, respectively. (Please see page 35 for a reconciliation of adjusted earnings per share for fiscal 2011 to earnings per share under generally accepted accounting principles.)

•	Long-Term Incentive Compensation. In September 2010, the Compensation Committee approved the grant of long-term incentive awards in the form of stock options, two-year performance cash awards and, for executive officers other than the Chief Executive Officer, restricted stock units. These awards had a grant date value at the mid-point of pre-established grant guidelines for each such officer based on position and resulted in total direct compensation for our executive officers below our stated pay positioning strategy (other than for Mr. Murphy). The Compensation Committee also approved payouts under the two-year performance cash awards granted in September 2009. These awards were earned based on achievement against pre-established cumulative revenue and adjusted operating income goals over fiscal 2010 and 2011. Based on our cumulative revenue and adjusted operating income performance over fiscal 2010 and 2011 of $19.376 billion and $2.32 billion, respectively, payouts were approved at 132% of target. (Please see page 38 for a reconciliation of our adjusted operating income performance to operating income under generally accepted accounting principles.)

•	Employment Agreements. On March 7, 2011, in connection with our entry into an agreement to acquire Hitachi GST from Hitachi Ltd., we entered into a new employment agreement with Mr. Coyne, which has a five-year term from the effective date of March 7, 2011, and, subject to the closing of the Hitachi GST transactions, the five-year term will extend until the fifth anniversary of the closing of the transaction, which is expected to occur in the second quarter of fiscal 2012. We also entered into a five-year employment agreement with Mr. Leyden that will become effective only upon the closing of the transaction. These employment agreements do not provide for any guaranteed bonuses or long-term incentive compensation, other than the grant of a two-year performance-based restricted stock unit award to be granted in connection with the closing of the transaction. The agreements also do not contain any severance protection, although Mr. Coyne and Mr. Leyden continue to participate in our severance plans applicable to all executive officers. The Compensation Committee determined that these employment agreements were appropriate and advisable in order to help maintain a consistent senior management team through the integration of Hitachi GST’s business following the closing of the acquisition.

•	Elimination of 280G Tax Gross-up Provision. In May 2011, the Board of Directors approved an amendment to our Change of Control Severance Plan eliminating the Section 280G tax gross-up provision applicable to executive officers.

•	Double Trigger Accelerated Vesting Under Revised Long-Term Incentive Award Agreements. In September 2011, the Compensation Committee approved new forms of award agreement under our 2004 Performance Incentive Plan applicable to our executive officers. As indicated below, our previous forms of award agreement applicable to executive officers provided for accelerated vesting of the awards upon a change in control event. The new forms approved by the Compensation Committee provide, in general and in relevant part, for accelerated vesting of the awards only if there is both (1) a change in control event, and (2) the awards are to be terminated in connection with the change in control event or, within one year after the change in control event, the officer’s employment is terminated by the company without cause or by the officer for good reason.

The following discussion summarizes in more detail our executive compensation program, including our compensation objectives and philosophies, the processes and sources of input that are considered in determining compensation for our named executive officers and an analysis of the compensation paid to or earned by our executive officers in fiscal 2011.

Our Executive Compensation Philosophy and Objectives

Our compensation philosophy for our executive officers is based on the belief that the interests of our executives should be closely aligned with those of our stockholders. To support this philosophy, a large portion of each executive officer’s compensation is placed “at risk” and linked to increases in stockholder value and/or the accomplishment of specific financial or operational goals that are expected to lead to increased value for our stockholders.

Our compensation policies and programs are designed to:

•	attract, develop, reward and retain highly qualified and talented individuals;

•	motivate executives to improve the overall performance of our company as a whole as well as the business group for which each executive is responsible, and reward executives when specific measurable results have been achieved;

•	encourage accountability by giving the Compensation Committee flexibility to take each executive’s individual contribution and performance into account in determining salaries and incentive awards;

•	tie incentive awards to financial and non-financial metrics that we believe drive the performance of our common stock over the long term to further reinforce the linkage between the interests of our stockholders and our executives; and

•	help ensure compensation levels are both externally competitive and internally equitable.

The Compensation Committee does not use a specific formula for allocating total direct compensation between variable and fixed compensation, between annual and long-term compensation or between cash and non-cash compensation. However, the Compensation Committee believes that a substantial portion of total direct compensation should be at-risk compensation (with the percentage of the executive’s compensation that is at risk increasing as the executive’s responsibility increases). As explained in more detail below under the heading “Analysis of Direct Compensation Allocation,” for fiscal 2011, the Compensation Committee approved executive compensation arrangements for our Chief Executive Officer that were intended to result in approximately 90% of his total direct compensation being variable compensation, while the arrangements approved for the company’s other executive officers were intended to result in approximately 80% (for Executive Vice Presidents and the Chief Operating Officer) and 75% (for Senior Vice Presidents) of each executive’s total direct compensation being variable, with base salary in each case constituting the balance of the executive officer’s total direct compensation for the fiscal year.

Determination of Executive Compensation

Role of the Compensation Committee

Our executive compensation program is administered by our Compensation Committee. The Compensation Committee is responsible for approving all elements of compensation for our executive officers. The Compensation Committee generally reviews the performance and compensation of our executive officers on an annual basis and at the time of hiring, a promotion or other change in responsibilities. The Compensation Committee’s annual review typically occurs in late Summer or early Fall of each year, with the review for fiscal 2011 compensation commencing in August 2010 and continuing during the Compensation Committee’s meeting in September 2010.

While the Compensation Committee considers our target pay positioning strategy (described below) as one factor in setting compensation for our executives, the Compensation Committee’s practice is to consider all elements of compensation, our compensation philosophy and objectives and a subjective evaluation of other relevant facts and circumstances when determining the appropriate level and mix of each element of compensation for our executive officers, including the following:

•	the executive’s experience, performance and judgment;

•	survey and peer company market data prepared by the Compensation Committee’s compensation consultant, as explained in more detail below;

•	for executives other than the Chief Executive Officer, the Chief Executive Officer’s recommendations;

•	internal fairness;

•	summaries of prior and potential future compensation levels (referred to as “tally sheets”);

•	succession planning and retention objectives;

•	past and expected future contributions of the executive; and

•	current company and economic conditions.

The compensation decisions made for fiscal 2011 are explained in more detail below under the section entitled “Elements of Our Executive Compensation Program.”

Role of Executive Officers

While no executive participates in any discussions or decisions regarding his or her own compensation, certain of our executive officers and other employees assist the Compensation Committee in the administration of our executive compensation process. Our Chief Executive Officer works with our Senior Vice President, Human Resources in reviewing the performance of the other named executive officers and developing recommendations to the Compensation Committee regarding the base salaries, bonuses, equity awards and other incentive compensation to these executives for consideration by the Compensation Committee at its annual review. While the Compensation Committee considers these recommendations, the Compensation Committee is solely responsible for making the final decision regarding compensation to our executive officers.

Our Senior Vice President, Human Resources also may provide internal and external compensation data to the Compensation Committee and its compensation consultant. Our Chief Financial Officer or his designee may provide input to the Compensation Committee on the financial targets for our performance-based compensation programs and may present data regarding the impact of compensation programs on our financial statements. Our General Counsel or his designee generally assesses and advises the Compensation Committee regarding the legal implications or considerations involving our compensation program.

The Compensation Committee alone is charged with approving the compensation of our Chief Executive Officer, although the Compensation Committee confers with other members of our Board of Directors in evaluating the Chief Executive Officer’s performance and determining the Chief Executive Officer’s compensation. Our Chief Executive Officer is not present for and does not participate in discussions concerning his own compensation.

Role of the Compensation Consultant

The Compensation Committee’s practice has been to retain compensation consultants to provide objective advice and counsel to the Compensation Committee on all matters related to the compensation of our executive officers and our compensation programs generally. Mercer (US) Inc. (“Mercer”) has been retained by the Compensation Committee as its compensation consultant. The Compensation Committee’s relationship with Mercer is reviewed annually and has continued in fiscal 2011 with Mercer attending all in-person meetings of the Compensation Committee held during the year. Mercer’s responsibilities for fiscal 2011 generally included:

•	providing recommendations regarding the composition of our peer group (described below);

•	gathering and analyzing publicly available data for the peer group;

•	analyzing pay survey data;

•	providing advice regarding best practices and compensation trends;

•	reviewing and advising on the performance measures to be used in bonus formulas;

•	reviewing and advising on management recommendations regarding target bonus levels, actual bonuses paid and the design and size of equity awards; and

•	advising on the Compensation Committee’s charter.

Mercer communicates regularly with management to gather information and review management proposals, but reports directly to the Compensation Committee. During fiscal 2011, certain affiliates of Marsh & McLennan Companies, Inc. (“MMC”), the parent company of Mercer, also provided welfare plan consulting, actuarial and plan administration services to the company with respect to the company’s general employee benefit plans and programs, as explained in more detail in the section above entitled “Compensation Committee.” However, MMC and its affiliates established and followed safeguards between the executive compensation consultants engaged by the Compensation Committee and the other service providers to the company. Specifically, Mercer provided to the Compensation Committee an annual update on Mercer’s financial relationship with the company, as well as written assurances that, within the MMC organization, the Mercer consultant who performs executive compensation services for the Compensation Committee has a reporting relationship and compensation determined separately from MMC’s other lines of business and from its other work for the company. These safeguards were designed to help ensure that the Compensation Committee’s executive compensation consultants continued to fulfill their role in providing objective, unbiased advice.

Comparative Market Data

To assist the Compensation Committee during its annual review of the competitiveness of compensation levels and the appropriate mix of compensation elements to our executive officers, Mercer uses comparative market data on compensation practices and programs as well as guidance on industry best practices. The Compensation Committee, with guidance from Mercer and input by our Chief Executive Officer, determines the composition of our peer group and reevaluates this group on an annual basis. The evaluation of the peer group generally occurs in May of each year. In May 2010, the Compensation Committee determined that our peer group for the fiscal 2011 annual compensation review would consist of 14 U.S.-based technology companies with size (primarily based on revenue) and business characteristics that we believe are comparable to us and who compete with us for executive talent. Most of the companies included in our fiscal 2011 peer group are, like us, included in the Dow Jones U.S. Technology, Hardware and Equipment Index, which the company has selected as the industry index for purposes of the stock performance graph appearing in our Annual Report for fiscal 2011. Below is a list of the companies in our peer group for fiscal 2011:

Fiscal 2011 Peer Group Companies

	Revenue(1)	Market Value(2)	Employees(3)
	($MM)	($MM)

Advanced Micro Devices, Inc.	$6,533	$4,802	11,100
Applied Materials Inc.	$10,953	$17,150	13,045
Broadcom Corp.	$7,172	$18,034	8,950

Cisco Systems, Inc.	$42,859	$85,871	70,700
EMC Corporation	$17,732	$56,686	48,500
Intel Corporation	$46,201	$118,246	82,500

Lexmark International Group Inc.	$4,207	$2,314	13,200
Micron Technology Inc.	$9,141	$7,509	25,900
NetApp Inc.	$5,123	$19,476	10,212

Qualcomm	$12,481	$94,612	17,500
SanDisk Corporation	$5,034	$9,890	3,469
Seagate Technology	$10,769	$6,891	52,700

Texas Instruments Incorporated	$14,153	$38,121	28,412
Xerox Corporation	$22,377	$14,586	136,500

Western Digital Corporation	$9,505	$8,440	65,431

(1)	Represents four quarters of revenue most closely aligned to a one-year period ending June 30, 2011.

(2)	Market value as of June 30, 2011.

(3)	Number of employees as disclosed in the most recent Form 10-K.

The peer group for fiscal 2011 was the same as the peer group for fiscal 2010, except that Sun Microsystems was removed due to its acquisition by Oracle and Nvidia was removed due to its low revenue level in relation to the company’s revenue. Cisco Systems, Intel and Xerox were added to the peer group as the Compensation Committee determined that it was appropriate to include these companies in light of the company’s increased revenue. As a result of these changes, the company’s revenue approximates the 40th percentile of the peer group. The peer group compensation data is taken from each company’s most recent proxy statement and other Securities and Exchange Commission filings.

The market data is also collected from the following independent published surveys:

Mercer US Global Premium Executive Remuneration Suite
Radford Executive Survey
Towers Perrin US CDB High Tech Executive Database
Watson Wyatt Survey Report on Top Management Compensation

The survey data is filtered for high-technology companies (where such data is not available, the surveys are filtered for durable manufacturing companies or general industry), and is adjusted to screen for companies with revenue levels we believe are comparable to ours. In reviewing this market data, the Compensation Committee does not focus on any particular company in the peer group or used in the survey. For individuals who are executive officers at the time of the annual review, the survey data and the peer group data are averaged (with the survey and peer group data weighted equally) to create what we refer to in this section as “composite market data.” (For officers who are not executive officers at the time of the annual review, generally only survey data is reviewed.) The composite market data, along with our target pay position strategy outlined below, then provides the Compensation Committee a reference point, which is then one of several factors (as described above) that it uses to make subjective compensation decisions during its annual review.

Elements of Our Executive Compensation Program

Our current executive compensation program consists of several elements. The following chart briefly summarizes the general characteristics of each element of direct compensation, the compensation objectives we believe the element helps us achieve and the Compensation Committee’s target pay position for such element based on the relevant composite market data. Actual pay for individual executive officers can and does vary from our target pay positioning as discussed below.

Element of Direct
Compensation	Characteristics	Purpose	Target Pay Position

Base Salary	Fixed component. Annually reviewed by Compensation Committee and adjusted, if and when appropriate.	To attract, develop, reward and retain highly-qualified executive talent and to maintain a stable management team. To compensate executives for sustained individual performance.	Targeted at the median based on composite market data.
Semi-Annual Bonus Opportunity	Performance-based semi-annual cash bonus opportunity. Payable based on level of achievement of Committee-approved semi-annual company performance goals.	To motivate executives to achieve specified performance goals that drive overall performance. To encourage accountability by rewarding based on performance. To attract, develop, reward and retain highly-qualified executive talent.	Targeted at a level such that, when added to base salary, target total annual cash compensation is between the median and the 75th percentile based on composite market data.
Long-Term Incentive Compensation	Performance-based long-term component. Generally granted annually in the form of a combination of stock options, restricted stock units and long-term performance cash awards. Amounts actually realized under awards will vary based on stock price appreciation and company performance relative to Committee-approved performance goals.	To tie incentives to performance of our common stock over the long term. To reinforce the linkage between the interests of stockholders and our executives. To motivate executives to improve multi-year financial performance. To attract, develop, reward and retain highly-qualified executive talent.	Targeted at a level such that, when added to target total annual cash compensation, target total direct compensation is between the median and the 75th percentile based on composite market data.

In addition to these elements of our direct compensation program, we also provide executives with relatively minimal perquisites and certain other indirect benefits, including participation in certain post-employment compensation arrangements. For an analysis of these other features of our compensation program, please refer to the section below entitled “Other Features of our Executive Compensation Program.”

The following sections describe each element of our direct compensation program in more detail and the process for determining the amount of compensation to be paid with respect to each element for fiscal 2011.

Base Salary

Executive officers are paid a base salary that the Compensation Committee believes is sufficient to attract highly-qualified executive talent and to maintain a stable management team. Base salaries are generally reviewed by the Compensation Committee as part of its annual compensation review and at the time of hiring, a promotion or other change in responsibilities. Base salary levels for our executive officers are determined by the Compensation Committee after considering our pay positioning strategy and a subjective evaluation of such factors as the competitive environment, our financial performance, the executive’s experience level and scope of responsibility, and the overall need and desire to retain the executive in light of current performance, future performance, future potential and the overall contribution of the executive. The Compensation Committee exercises its judgment based on all of these factors in making its decisions. No specific formula is applied to determine the weight of each criterion.

For fiscal 2011, the Compensation Committee reviewed the base salaries paid to all our executive officers during its annual review in August and September 2010. In its August 2010 review, the Compensation Committee noted that the Board of Directors had approved promotions for each executive officer other than the Chief Executive Officer. In connection with these promotions, Mr. Leyden became our Chief Operating Officer, and Messrs. Nickl, Murphy, Welsh and Morris became executive officers of the company. The Compensation Committee also noted that the base salaries for our executive officers were generally below our stated pay positioning strategy. After a subjective evaluation of the factors listed above under the heading “Role of the Compensation Committee,” and in light of our pay positioning strategy and these Board-approved promotions, the Compensation Committee approved the following increases in base salary for each of our executive officers other than the Chief Executive Officer:

			Percentage
Executive	Prior Base Salary	New Base Salary	Increase

Timothy M. Leyden	$550,000	$600,000	9%
Wolfgang U. Nickl	$300,000	$350,000	17%
James J. Murphy	$400,000	$425,000	6%
James K. Welsh III	$350,000	$400,000	14%
James D. Morris	$350,000	$400,000	14%

After these increases, the Compensation Committee determined that the base salary levels for our executive officers other than the Chief Executive Officer were slightly below our target pay positioning strategy (except for Mr. Nickl, whose base salary level was significantly below our target pay positioning strategy due to his short tenure as our Chief Financial Officer) but were nonetheless appropriate in light of the factors described above.

The Compensation Committee reviewed the base salary level for our Chief Executive Officer in September 2010, noting that Mr. Coyne’s base salary was below our stated pay positioning strategy. The Compensation Committee also noted the company’s strong financial and operational performance during the preceding fiscal year, Mr. Coyne’s fourth year as Chief Executive Officer, and the continued diversification of the company’s product offerings. As result of this evaluation and a subjective evaluation of the other factors listed above under the heading “Role of the Compensation Committee,” the Compensation Committee approved an increase in Mr. Coyne’s annual base salary from $900,000 to $1 million. As a result of this increase, the Compensation Committee also determined that Mr. Coyne’s base salary level approximated our target pay positioning strategy.

Semi-Annual Incentive Compensation

Our Incentive Compensation Program, or ICP, formally links cash bonuses for executive officers and other participating employees to our semi-annual financial performance. We believe that the ICP is a valuable component of our overall compensation program because it assists us in achieving our compensation objective of motivating our executives to achieve specified financial and non-financial goals that help to drive our overall financial performance. The ICP also encourages accountability by rewarding executives based both on the actual financial performance achieved as well as a subjective evaluation by the Compensation Committee of other discretionary factors such as individual and business group performance.

Target Awards.  The Compensation Committee establishes target bonus opportunities under the ICP for each executive officer that are expressed as a percentage of the executive’s actual base salary earned for the semi-annual performance period. In establishing these target bonus opportunities, the Compensation Committee refers to our target pay positioning strategy for short-term incentives and its own subjective evaluation of the executive’s position and responsibility. In its annual review in August and September 2010, the Compensation Committee determined that the short-term bonus opportunities for fiscal 2011 for each executive officer were below our stated pay positioning strategy. After noting the factors discussed above under the heading “Base Salary,” the Compensation Committee approved an increase in the target bonus opportunity for each executive officer other than the Chief Executive Officer, as set forth in the table below:

Executive	Prior Target Bonus	New Target Bonus

Timothy M. Leyden	75%	100%
Wolfgang U. Nickl	65%	75%
James J. Murphy	75%	85%
James K. Welsh III	75%	85%
James D. Morris	75%	85%

As a result of these increases, the Compensation Committee determined that the target bonus levels for our executive officers other than the Chief Executive Officer were slightly below our target pay positioning strategy (except for Mr. Nickl, whose target bonus level was significantly below our target pay positioning strategy due to his short tenure as our Chief Financial Officer) but were nonetheless appropriate in light of the factors described above. The Compensation Committee determined not to adjust the target bonus level for our Chief Executive Officer and, therefore, his target bonus opportunity for both the first and second half of fiscal 2011 was 150% of his base salary (which base salary level, as noted above, was increased for fiscal 2011 over the fiscal 2010 level), which approximated our target pay positioning strategy.

Performance Goal and Achievement Levels.  Shortly after the start of each semi-annual performance period, the Compensation Committee establishes specific ICP achievement levels ranging between 0% and 200% of the target bonus opportunity for executive officers which correspond to specific operating and/or financial performance goals approved by the Compensation Committee. For both the first half and second half of fiscal 2011, the Compensation Committee selected adjusted earnings per share as the financial measure for the ICP. The Compensation Committee selected adjusted earnings per share as the appropriate performance goal for the fiscal 2011 ICP because it believed adjusted earnings per share closely reflects our overall performance and profitability and the returns achieved by our stockholders. For fiscal 2011, adjusted earnings per share was calculated as earnings per share under generally accepted accounting principles, adjusted to exclude expenses incurred in connection with our planned acquisition of Hitachi GST. The Compensation Committee determined that it was appropriate to exclude these expenses for fiscal 2011 because the Compensation Committee did not consider them in setting the applicable targets for fiscal 2011 and believed these expenses were extraordinary and unrelated to the day-to-day execution of our business. The Compensation Committee believes that the ICP assists in achieving our compensation objectives of motivating executives to improve our overall performance and profitability and tying incentive awards to financial metrics that drive the performance of our common stock over the long term.

At the end of the applicable performance period, the Compensation Committee determines the ICP achievement level for executive officers based upon our performance against the goals established for the period. The Compensation Committee may adjust the achievement percentage upward (subject to a cap of 200%) or downward in its discretion based upon the recommendation of the Chief Executive Officer and a subjective evaluation of the company’s performance as well as changes in the business and industry that occur during the performance period and how well we and our executive officers were able to adapt to those changes. The ICP achievement percentage, as adjusted by the Compensation Committee, determines the overall funding level for bonus payments to our executives for the applicable semi-annual performance period.

For the first half of fiscal 2011, the Compensation Committee set an adjusted earnings per share target of $2.03 correlated to a payout equal to 100% of the executives’ target bonus opportunities. Actual earnings per share under generally accepted accounting principles for the first half of fiscal 2011 was $1.80. There were no adjustments to earnings per share under generally accepted accounting principles for the first half of fiscal 2011. As such, the actual earnings per share of $1.80 for the first half of fiscal 2011 resulted in a 72.5% achievement rate under the plan.

For the second half of fiscal 2011, the Compensation Committee set an adjusted earnings per share target of $1.20 correlated to a payout equal to 100% of the executive’s target bonus opportunity. Actual earnings per share under generally accepted accounting principles for the second half of fiscal 2011 was $1.29, which included $20 million, or $0.08 per share, in expenses incurred in connection with the Hitachi GST transaction. As such, the actual adjusted earnings per share for the second half of fiscal 2011 was $1.37, resulting in a 150% achievement rate.

Bonus Calculation and Discretionary Adjustments.  Actual bonus amounts to the executive officers for each semi-annual performance period under the ICP are calculated by multiplying the executive’s target semi-annual bonus opportunity by the achievement percentage approved by the Compensation Committee based on achievement of the applicable performance metrics. Following determination of the individual ICP bonus amounts for the applicable semi-annual period, the Compensation Committee reserves the discretion to further adjust the individual bonus payment to an executive officer based upon a subjective evaluation of his individual and business group performance. To promote teamwork and to recognize that each executive officer contributed to the success of the company in fiscal 2011, the Compensation Committee did not exercise its discretion to adjust the individual ICP bonus for any particular executive officer in fiscal 2011, determining that a payout rate equal to the achievement rate was appropriate for each executive officer. Accordingly, for fiscal 2011 each executive officer received an ICP bonus equal to 72.5% of his target bonus opportunity for the first half of fiscal 2011 and 150% of his target bonus opportunity for the second half of fiscal 2011.

Please see the section entitled “Executive Compensation Tables and Narratives — Description of Compensation Arrangements for Named Executive Officers — Non-Equity Incentive Plan Compensation and Awards — Incentive Compensation Plan” on page 48 for a table that reflects each executive’s target semi-annual bonus opportunity under the ICP for each half of fiscal 2011 and the actual semi-annual bonuses paid to the executive under the ICP for fiscal 2011.

Long-Term Incentive Compensation

The following section analyzes our long-term incentive (LTI) program and the LTI awards made to or earned by executive officers in fiscal 2011.

Fiscal 2011 Annual LTI Awards.  Under our annual LTI program, described in more detail below, a combination of stock options, restricted stock units and/or long-term performance cash awards are generally granted on an annual basis to our executive officers and other key employees. The following section summarizes the factors the Compensation Committee considered in determining the fiscal 2011 annual LTI awards for executive officers.

Chief Executive Officer.  In determining the LTI compensation for our Chief Executive Officer, the Compensation Committee considered the 1.1 million restricted stock unit award our Chief Executive Officer received in 2007 under his five-year employment agreement in connection with the commencement of his employment as Chief Executive Officer. The Compensation Committee also considered that his employment agreement provides for an annual performance cash award with a minimum target value of $2 million and an annual stock option grant, in an amount determined by the Compensation Committee. The stock option grant, together with the $2 million long-term cash award and the grant value of our Chief Executive Officer’s 2007 restricted stock unit award, as annualized over the five-year term of the employment agreement, is intended to provide what the Compensation Committee believes is the appropriate long-term incentive opportunity for him in light of the composite market data and a subjective evaluation of his and the company’s performance and achievements during the preceding fiscal year. After undertaking this analysis, the Compensation Committee approved for fiscal 2011 a performance cash award with a target value of $2 million (the terms of which are discussed in more detail below) and a stock option grant covering 150,000 shares with a grant date fair value of approximately $1.677 million. The performance cash award and the stock option grant, when combined with the annualized value of the 2007 restricted stock unit award, provided our Chief Executive Officer with a long-term incentive opportunity for fiscal 2011 consistent with the company’s target pay position. The Compensation Committee determined that the awards were consistent with the terms of his employment agreement and were otherwise appropriate in light of a subject evaluation of his and the company’s strong financial and operational performance during his tenure as Chief Executive Officer.

Executive Officers Other than Chief Executive Officer.  With respect to executive officers other than the Chief Executive Officer, the Compensation Committee has established annual LTI grant guidelines, which are based on the individual’s title, are expressed as a percentage of annual salary and range from a minimum, midpoint and maximum value. The annual LTI grant guidelines are reviewed by the Compensation Committee during its annual compensation review in connection with a review of the composite market data. For fiscal 2011, the LTI grant guideline range for Senior Vice Presidents (Mr. Nickl) was 100% to 350% of base salary, and the LTI grant guideline range for Executive Vice Presidents and our Chief Operating Officer (Messrs. Leyden, Murphy, Welsh and Morris) was 200% to 500% of base salary. These long-term incentive guidelines are one factor the Compensation Committee considers when determining the grant value of the annual awards to each executive under the LTI program. The Compensation Committee also considers our target pay position strategy, the recommendation of our Chief Executive Officer and a subjective evaluation of the executive’s responsibilities, individual performance, current compensation package, value of unvested equity awards and expected future contributions and value to the company.

In September 2010, the Compensation Committee determined the fiscal 2011 annual LTI award values for each executive officer. The award value for each of Messrs. Leyden, Nickl, Murphy, Welsh and Morris was set at approximately the mid-point of the applicable grant range. The Compensation Committee determined that these award values resulted in target total direct compensation for each executive officer slightly below our target pay positioning strategy (except for Mr. Nickl, whose target total direct compensation was significantly below our target pay positioning strategy due to his short tenure as our Chief Financial Officer, and for Mr. Murphy, whose target total direct compensation was within our target pay positioning strategy) but were nonetheless appropriate after considering our Chief Executive Officer’s recommendation, its own subjective evaluation of the individual’s performance during the year, each officer’s relative contributions and importance to the continued success of the company.

Once the grant value for these executives was determined, the Compensation Committee allocated approximately 40% of the value to stock options (based on the Black-Scholes value of the options), 30% to restricted stock units (based on the closing market price of our common stock), and 30% to a long-term performance cash award (based on the target value of the award). The Compensation Committee believes that this allocation of our annual LTI awards among these three vehicles strikes an appropriate balance between our compensation objectives of reinforcing the linkage between the interests of stockholders and our executives, retaining our executives and motivating our executives to improve the operating performance and profitability of our company, as explained in more detail below under the heading “LTI Award Vehicles.”

LTI Award Vehicles.  As explained above, under our fiscal 2011 LTI program, a combination of stock options, restricted stock units and/or long-term performance cash awards was granted to our executive officers. This section analyzes the rationale for selecting these LTI award vehicles and the goals and objectives these awards help us achieve.

Stock options are generally the largest component of our LTI program. We believe that stock options, which provide a reward to the executive only if the market price of the underlying shares increases over time, are inherently performance-based and serve as an effective means to achieve our compensation objective of motivating our executives to contribute to the long-term growth and profitability of our company and thereby create value for our stockholders. Stock options also function as a retention incentive for our executives as they generally vest and become exercisable in periodic installments over a four-year period, contingent upon the executive’s continued employment.

A portion of our long-term incentive compensation is generally allocated to restricted stock unit awards. Restricted stock units represent the right to receive an equivalent number of shares of our common stock at the time the restricted stock units vest without the payment of an exercise price or other consideration. Although a restricted stock unit award has some value regardless of stock price volatility, the value of restricted stock units fluctuates as the value of our common stock increases or decreases thereby helping to achieve our compensation objective of aligning our executives’ interests with those of our stockholders. Restricted stock unit awards also assist us with retention in that they generally vest and become payable upon the third anniversary of grant, contingent upon the executive’s continued employment through that date. We also believe that allocating some portion of our long-term incentives to restricted stock unit awards is appropriate and beneficial to stockholders because we can grant more grant date value per share with a restricted stock unit award than a stock option and thereby minimize the dilutive effect of such equity awards on stockholders.

Long-term performance cash awards represent the right to receive a payment of cash at the end of a fixed performance period (generally two fiscal years) depending upon our achievement of one or more operating and/or financial performance goals established by the Compensation Committee. The purpose of the performance cash awards is to focus executives on the achievement of key financial operating objectives over a multi-year period. The long-term cash awards granted early in fiscal 2011 cover fiscal years 2011 and 2012 and become payable at between 0% and 300% of the target award value based on the achievement of selected revenue and adjusted operating income targets for the cumulative two-year period, which the Compensation Committee believes helps us achieve our objective to drive the overall performance and profitability of our company. (Adjusted operating income is calculated based on operating income under generally accepted accounting principles, adjusted for certain gains or losses that are non-recurring in nature.) The Compensation Committee retains the authority to reduce (but not increase) the amounts payable under the awards in its discretion based on its subjective evaluation of such factors as it considers appropriate. The performance goals are subject to automatic adjustment at the end of the performance period in the same proportion by which the total available market (TAM) for hard drives during the performance period (as determined by published industry sources selected in advance) exceeds or falls short of the TAM for hard drives forecasted by the Board of Directors at the time the goals were established. (For example, if the TAM for fiscal years 2011 and 2012 exceeds the Board’s forecasted TAM for that period by 10%, then the revenue and operating income targets for these awards correspondingly will be increased by 10%.) The Compensation Committee added the TAM adjustment factor to help ensure that achievement of the goals is not affected by swings in the available market for hard drives and that the awards reflect how successful the company is in achieving its operating objectives relative to the market opportunity available to the company. In addition, the Compensation Committee established certain minimum revenue and adjusted operating income goals that must be met, regardless of the TAM adjustment factor, before any amounts are payable under the awards. The Compensation Committee believed that, at the time they were established, the revenue and adjusted operating income targets corresponding to a 100% payout were challenging yet achievable based on expectations regarding market opportunities and contributions by our executives, and that the maximum revenue and adjusted operating income targets would be achievable only with extraordinary efforts and extraordinary company results. The average payout percentage for the last three long-term cash award cycles is 144%.

More information concerning the fiscal 2011 annual LTI grants to executive officers, including the threshold, target and maximum amounts payable under the long-term cash awards, is included in the “Fiscal 2011 Grants of Plan-Based Awards Table” below and the related narrative.

Fiscal 2011 LTI Grant Payouts.  Under our fiscal 2010 LTI program, the Compensation Committee granted a long-term cash award to each named executive officer with a performance period covering fiscal

2010 and fiscal 2011. The Compensation Committee selected two-year cumulative revenue and adjusted operating income, each weighted equally, as the performance goals for these long-term performance cash awards. Revenue is calculated based on generally accepted accounting principles. Adjusted operating income is calculated based on operating income under generally accepted accounting principles, adjusted for certain gains or losses that are non-recurring or non-operational in nature.

The following table reflects the cumulative two-year revenue and adjusted operating income targets applicable to the long-term cash awards earned in fiscal 2011 (after application of the TAM adjustment factor, which resulted in the performance targets being adjusted upward by 12.8% from the original levels established by the Compensation Committee), the actual performance of the company over the performance period and the resulting payout percentage of the award.

	Target		Resulting
Performance	Goal	Actual	Payout		Total Payout
Metric	(100% Payout)	Performance	Percentage	Weight	Percentage

Revenue	$19.310 billion	$19.376 billion	101%	50%	50.5%
Adj. Operating Income(1)	$1.977 billion	$2.32 billion	163%	50%	81.5%

				Total	132%

(1)	The company’s operating income under generally accepted accounting principles for the performance period was $2.30 billion, which included $20 million in expenses incurred in connection with our planned acquisition of Hitachi GST. Excluding these expenses, adjusted operating income for the performance period was $2.32 billion.

Please see the section entitled “Executive Compensation Tables and Narratives — Description of Compensation Arrangements for Named Executive Officers — Non-Equity Incentive Plan Compensation and Awards — Long-Term Performance Cash Awards” on page 49 for a table that reflects the amounts earned by executive officers under long-term performance cash awards in fiscal 2011 based on the performance described in the table above.

Analysis of Direct Compensation Allocation

As noted above, we do not use a specific formula for allocating total direct compensation between variable and fixed compensation or between annual and long-term compensation. However, our philosophy is that a substantial majority of our named executive officers’ compensation should be variable (with the percentage of the executive’s compensation that is at risk increasing as the executive’s responsibility increases), and that a substantial majority of variable compensation should be long-term compensation. We believe that this philosophy assists us in achieving our compensation objectives of motivating executives to improve our overall performance over the long term, encouraging accountability and better linking the interests of our stockholders with those of our executives.

The table below illustrates how total direct compensation for our named executive officers for fiscal 2011 was allocated between variable and fixed components and how variable compensation was allocated between annual and long-term components:

	Percent of Total		Percent of Variable
	Compensation That Is:(a)		Compensation That Is:
Name	Variable(b)	Fixed	Annual	Long-Term

John F. Coyne	90.8%	9.2%	17.3%	82.7%
Timothy M. Leyden	82.2%	17.8%	24.3%	75.7%
Wolfgang U. Nickl	75.9%	24.1%	27.3%	72.7%
James J. Murphy	81.6%	18.4%	21.4%	78.6%
James K. Welsh III	81.8%	18.2%	21.4%	78.6%
James D. Morris	81.8%	18.2%	21.4%	78.6%

(a)	For executive officers other than the Chief Executive Officer, total direct compensation includes the sum of fiscal 2011 base salary, semi-annual bonuses under our ICP for fiscal 2011, the target value for the long-term cash award granted in fiscal 2011 and the grant-date fair value under ASC 718 (formerly FAS 123(R)) of equity incentives granted in fiscal 2011. For our Chief Executive Officer, total direct compensation also includes the annualized grant value of his 1.1 million restricted stock unit award received in 2007 in connection with his appointment as our Chief Executive Officer in fiscal 2007, annualized over the five-year term of the employment agreement (an amount equal to $4.3 million for fiscal 2011), because the Compensation Committee considers this amount on an annualized basis in evaluating his total direct compensation. Total direct compensation excludes immaterial amounts of compensation such as perquisites and indirect compensation such as Deferred Compensation Plan earnings and eligibility for post-termination benefits.

(b)	Variable compensation includes all direct compensation other than base salary.

Other Features of our Executive Compensation Program

In addition to direct compensation, we also provide executives with relatively minimal perquisites and certain other benefits, including participation in certain post-employment compensation arrangements, which are described in more detail below.

Perquisites

We provide our executive officers with minimal perquisites consisting of a $5,000 annual allowance for financial planning services and, until June 30, 2011, a $3,000 annual allowance for supplemental medical and dental care. In addition, executives are entitled to various other benefits that are available to all employees generally, including health and welfare benefits, paid holidays and other time off and participation in our 2005 Employee Stock Purchase Plan, a stockholder-approved, tax-qualified plan that allows employees to purchase a limited number of shares of our common stock at a discount.

Post-Employment Compensation

Retirement Benefits.  We provide retirement benefits to our executive officers and other eligible employees under the terms of our tax-qualified 401(k) plan. Eligible employees may contribute up to 30% of their annual cash compensation up to a maximum amount allowed by the Internal Revenue Code and are also eligible for matching contributions. These matching contributions vest over a five-year service period. Our executive officers participate in the 401(k) plan on substantially the same terms as our other participating employees. The 401(k) plan and our matching contributions are designed to assist us in achieving our compensation objectives of attracting and retaining talented individuals and ensuring that our compensation programs are competitive and equitable. We do not maintain any defined benefit or supplemental retirement plans for our executive officers.

Deferred Compensation Opportunities.  Our executives and certain other key employees who are subject to U.S. federal income taxes are eligible to participate in our Deferred Compensation Plan. Participants in the Deferred Compensation Plan can elect to defer certain compensation without regard to the tax code limitations applicable to tax-qualified plans. We did not make any company matching or discretionary contributions to the plan on behalf of participants in fiscal 2011. The Deferred Compensation Plan is intended to promote retention by providing employees with an opportunity to save for retirement in a tax-efficient manner. Please see the “Fiscal 2011 Non-Qualified Deferred Compensation Table” and related narrative section, “Non-Qualified Deferred Compensation Plan,” on page 52 below for a more detailed description of our Deferred Compensation Plan and the deferred compensation amounts that our executives have accumulated under the plan.

Severance and Change in Control Benefits.  Our executive officers are eligible to receive certain severance and change in control benefits under various severance plans or agreements with us.

Our philosophy is that, outside of a change in control context, severance protections are only appropriate in the event an executive is involuntarily terminated by us without “cause.” In such circumstances, we provide severance benefits to our executive officers under our Executive Severance Plan. Severance benefits in these circumstances generally consist of two years’ base salary, a pro-rata bonus for the bonus cycle in which the termination occurs (assuming 100% achievement of performance targets), six months’ accelerated vesting of equity awards and certain continued health and welfare benefits.

We believe that the occurrence or potential occurrence of a change of control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with additional severance protections under our Change of Control Severance Plan. We also provide severance protections under the plan to help ensure that executive officers can objectively evaluate change in control transactions that may be in the best interests of stockholders despite the potential negative consequences such transactions may have on them personally. Under the Change of Control Severance Plan, all of our executives are eligible to receive severance benefits if the executive is terminated by us without “cause” as well as if the executive voluntarily terminates his employment for “good reason” within one year after a “change in control” or prior to and in connection with, or in anticipation of, a change of control transaction. In the context of a change of control, we believe that severance is appropriate if an executive voluntarily terminates employment with us for a “good reason” because in these circumstances we believe that a voluntary termination for good reason is essentially equivalent to an involuntary termination by us without cause. Good reason generally includes certain materially adverse changes in responsibilities, compensation, benefits or location of work place. In such circumstances, we provide severance benefits to our named executive officers under our Change of Control Severance Plan generally consisting of an amount equal to two times the executive’s annual base salary and target bonus, accelerated vesting of certain equity awards and certain continued health and welfare benefits.

Prior to May 2011, our Change of Control Severance Plan also required us to reimburse our executives for any excise taxes imposed by Section 4999 of the Internal Revenue Code in the event any severance benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. In May 2011, our Board of Directors approved an amendment to the Change of Control Severance Plan to remove this Section 280G gross-up provision.

We believe that the severance benefits provided to our executive officers under the Executive Severance Plan and the Change of Control Severance Plan are appropriate in light of severance protections available to executives at our peer group companies and are an important component of each executive’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.

Under our standard terms and conditions for stock options, restricted stock and restricted stock unit awards granted to our executive officers prior to September 2011, such awards generally will immediately vest upon the occurrence of a change in control event as defined in our 2004 Performance Incentive Plan. In addition, the standard terms and conditions of long-term performance cash awards granted to our executive officers prior to September 2011 provide that the long-term performance cash award will become immediately payable at its target level in the event of a change in control event. However, we generally do not believe that severance benefits should be paid unless there is an actual or, in the context of a change of control, constructive termination of an executive’s employment without cause. As such, in September 2011, the Compensation Committee approved new forms of award agreement under the 2004 Performance Incentive Plan applicable to executive officers that provide, in general and in relevant part, for accelerated vesting of the awards only if there is both (1) a change in control event, and (2) the awards are to be terminated in connection with the change in control event or, within one year after the change in control event, the officer’s employment is terminated by the company without cause or by the officer for good reason.

Please see the “Potential Payments Upon Termination or Change in Control” section beginning on page 53 below for a description and quantification of the potential payments that may be made to the executive officers in connection with their termination of employment or a change in control.

Other Executive Compensation Program Policies

Employment Agreements

The Compensation Committee does not have an established policy for entering into employment agreements with executive officers. Generally, absent other factors, the Compensation Committee’s intent is to retain the flexibility to review and adjust compensation to our executive officers on at least an annual basis. In certain circumstances, however, we have entered into employment agreements with our executive officers where we determined that the retention of the executive during the term of the agreement was critical to our future success. In these cases, we may agree to fix some or all of the executive’s compensation for the term of the agreement.

On October 31, 2006, we entered into an employment agreement with Mr. Coyne that provided for his promotion to Chief Executive Officer on January 2, 2007 and his continued employment in that capacity through January 1, 2012. On March 7, 2011, in connection with our entry into an agreement to acquire Hitachi GST from Hitachi, Ltd., we entered into a new employment agreement with Mr. Coyne, which has a five-year term from the effective date of March 7, 2011, and, subject to the closing of the Hitachi GST transactions, the five-year term will extend until the fifth anniversary of the closing of the transaction, which is expected to occur in the second quarter of fiscal 2012. On March 7, 2011, we also entered into a five-year employment agreement with Mr. Leyden that will become effective only upon the closing of the transaction and which provides for an increase in his base salary level from $600,000 to $700,000. These employment agreements do not provide for any guaranteed bonuses or long-term incentive compensation, other than for the grant of a two-year performance-based restricted stock unit award to be granted to Mr. Coyne and Mr. Leyden in connection with the closing of the transaction. The agreements also do not contain any severance protection, although Mr. Coyne and Mr. Leyden continue to participate in our severance plans applicable to all executive officers. The Compensation Committee determined that these employment agreements were appropriate and advisable in order to help maintain a consistent senior management team through the integration of Hitachi GST’s business following the closing of the acquisition. The material terms of Mr. Coyne’s and Mr. Leyden’s employment agreement are summarized below under “Executive Compensation Tables and Narratives — Description of Compensation Arrangements for Named Executive Officers.”

Compensation Recovery Policy

Our Board of Directors adopted by resolution a compensation recovery policy whereby in the event of a restatement of the company’s audited financial statements involving misconduct by an executive officer, a committee of the Board of Directors will consider whether such officer engaged in intentional financial accounting misconduct such that the officer should disgorge any net option exercise profits or cash bonuses attributable to such misconduct.

Equity Grant and Ownership Guidelines and Policies

Equity Award Grant Policy.  We recognize that the granting of equity awards presents specific accounting, tax and legal issues. In accordance with the equity award grant policy adopted by our Board of Directors, all equity awards to our executives and other employees will be approved and granted only by the Compensation Committee at telephonic or in-person meetings that are scheduled in advance and that occur outside of our established blackout periods. The authority to grant equity awards will not be delegated to any other committee, subcommittee or individual and will not occur by unanimous written consent. It is also our intent that all stock option grants will have an exercise price per share equal to the closing market price of a share of our common stock on the grant date.

Executive Stock Ownership Guidelines.  To help achieve our compensation objective of linking the interests of our stockholders with those of our executive officers, we have established executive stock ownership guidelines covering our senior executives, including our named executive officers. The guidelines provide that each executive achieve ownership of a number of “qualifying shares” with a market value equal to the specified multiple of the executive’s base salary (in effect upon the later of February 6, 2008 or the date he or she first becomes subject to the guidelines) shown below.

Position	Multiple

CEO	5 x Salary
COO/Executive Vice Presidents	2 x Salary
Senior Vice Presidents	1 x Salary

Each executive must achieve ownership of the required market value of shares before February 6, 2013 (or, if later, within three years of becoming subject to the guidelines). Thereafter, the executive must maintain ownership of at least the number of shares that were necessary to meet the executive’s required market value of ownership on the date the requirement was first achieved (subject to certain adjustments in the event of a change in base salary or position). Ownership that counts toward the guidelines includes common stock, restricted stock units, restricted stock, deferred stock units and common stock beneficially owned by the executive by virtue of being held in a trust, by a spouse or by the executive’s minor children. Shares the executive has a right to acquire through the exercise of stock options (whether or not vested) are not counted towards the stock ownership requirement. All of our current executive officers subject to the guidelines have met their required ownership level as of the date of this Proxy Statement.

IRC Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s chief executive officer and certain other highly compensated executive officers unless certain tests are met. It is our current intention that, so long as it is consistent with our overall compensation objectives and philosophy, executive compensation will be structured so as to be deductible for federal income tax purposes to the extent reasonably possible. Our 2004 Performance Incentive Plan has been structured so that any taxable compensation derived pursuant to the exercise of stock options approved by the Compensation Committee and granted under that plan should not be subject to the Section 162(m) deductibility limitations. In addition, in most cases, the long-term performance cash awards to our executive officers are intended to be exempt from the Section 162(m) deductibility limitations. Base salaries, bonuses under the ICP, cash retention awards and restricted stock or stock unit awards with time-based vesting do not, however, satisfy all the requirements of Section 162(m) and, accordingly, are not exempt from the Section 162(m) deductibility limitations. Nevertheless, the Compensation Committee has determined that these plans and policies are in our best interests and the best interests of our stockholders since the plans and policies help us to achieve our compensation objectives. The Compensation Committee will, however, continue to consider, among other relevant factors, the deductibility of compensation when it reviews our compensation plans and policies.

The following report of our Compensation Committee shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for our 2011 Annual Meeting of Stockholders and incorporated by reference into our 2011 Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Michael D. Lambert, Chairman
Len J. Lauer
Roger H. Moore
Thomas E. Pardun

August 10, 2011

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All of the Compensation Committee members whose names appear on the Compensation Committee Report above were members of the Compensation Committee during all of fiscal 2011. All members of the Compensation Committee during fiscal 2011 were independent directors and none of them were our employees or former employees or had any relationship with us requiring disclosure under rules of the Securities Exchange Commission requiring disclosure of certain transactions with related persons. There are no Compensation Committee interlocks between us and other entities in which one of our executive officers served on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

EXECUTIVE COMPENSATION TABLES AND NARRATIVES

Fiscal Years 2009 — 2011 Summary Compensation Table

The following table presents information regarding compensation earned for fiscal years 2009, 2010 and 2011 by all individuals who served as our Chief Executive Officer or Chief Financial Officer during fiscal 2011 and our three other executive officers who were serving as executive officers at the end of fiscal 2011. In this Proxy Statement, we refer to these individuals as our named executive officers. Unless otherwise noted, the footnote disclosures apply to fiscal 2011 compensation. For an explanation of the amounts included in the table for fiscal years 2009 or 2010, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation	Total
Name and Principal Position(1)	Year	($)	($)	($)(2)	($)(2)	($)(3)	Earnings ($)	($)(4)	($)

John F. Coyne	2011	978,846	—	—	1,676,928	4,308,750	—	43,250	7,007,774
President and Chief Executive	2010	807,692	—	—	2,567,051	3,645,673	—	5,135	7,025,551
Officer	2009	737,308	—	—	1,482,075	4,627,691	—	3,173	6,850,247

Timothy M. Leyden	2011	593,269	—	633,628	814,939	1,261,500	—	2,537	3,305,873
Chief Operating Officer	2010	507,692	—	1,422,438	589,154	1,122,275	—	9,188	3,650,747
	2009	475,000	—	581,873	674,403	777,646	—	3,173	2,512,095
Wolfgang U. Nickl	2011	340,746	—	237,597	305,600	559,331	—	19,587	1,462,861
Senior Vice President
and Chief Financial Officer

James J. Murphy	2011	421,635	—	448,816	577,244	698,891	—	3,273	2,149,859
Executive Vice President, WW Sales and Sales Operations

James K. Welsh III	2011	393,285	—	422,410	543,295	734,650	—	5,513	2,099,153
Executive Vice President and GM, Branded Products

James D. Morris	2011	393,269	—	422,410	543,295	635,650	—	5,042	1,999,666
Executive Vice President and GM, Storage Products

(1)	In August 2010, Messrs. Nickl, Murphy, Welsh, and Morris became executive officers of the company in connection with the following promotions:

Name	Former Position	Current Position

Mr. Nickl	Vice President, Finance	Senior Vice President and Chief Financial Officer
Mr. Murphy	Senior Vice President, Worldwide Sales and Sales Operations	Executive Vice President, Worldwide Sales and Sales Operations
Mr. Welsh	Senior Vice President and GM, Branded Products	Executive Vice President and GM, Branded Products
Mr. Morris	Senior Vice President and GM, Storage Products	Executive Vice President and GM, Storage Products

The table above includes all compensation earned by such executive officers for fiscal 2011, including the period prior to their becoming executive officers. No compensation data is provided for fiscal 2009 or fiscal 2010 pursuant to applicable Securities and Exchange Commission rules.

In addition, in August 2010, Mr. Leyden was promoted from Executive Vice President and Chief Financial Officer to his current role of Chief Operating Officer.

(2)	The amounts shown reflect the aggregate grant date fair value of stock and option awards granted in the applicable fiscal year computed in accordance with ASC 718 (formerly FAS 123(R)). These amounts were calculated based on the assumptions described in Note 8 in the Notes to Consolidated Financial Statements included in our Form 10-K for the applicable fiscal year, but exclude the impact of estimated forfeitures related to service-based vesting conditions. None of our named executive officers forfeited any stock or option awards during fiscal 2011.

See “Fiscal 2011 Grants of Plan-Based Awards Table” below for information on awards made in fiscal 2011.

(3)	The table below summarizes the non-equity incentive plan compensation earned by our named executive officers in fiscal 2011. These amounts and our Incentive Compensation Plan and long-term cash awards are more fully described in the “Compensation Discussion and Analysis” section above and in the “Description of Compensation Arrangements for Named Executive Officers” section below.

			Long-Term Cash
			Award(s)
Name	ICP-1st Half FY11	ICP-2nd Half FY11	Earned in FY11

John F. Coyne	$543,750	$1,125,000	$2,640,000
Timothy M. Leyden	$217,500	$450,000	$594,000
Wolfgang U. Nickl	$95,156	$196,875	$267,300
James J. Murphy	$130,953	$270,938	$297,000
James K. Welsh III	$123,250	$255,000	$356,400
James D. Morris	$123,250	$255,000	$257,400

(4)	The table below summarizes all other compensation to each of our named executive officers in fiscal 2010:

		401(k) Company
		Matching	Payout of Accrued
Name	Perquisites(a)	Contributions	Vacation

John F. Coyne	—	$4,788	$38,462
Timothy M. Leyden	—	$2,537	—
Wolfgang U. Nickl	—	$6,125	$13,462
James J. Murphy	—	$3,273	—
James K. Welsh III	—	$5,513	—
James D. Morris	—	$5,042	—

(a)	No amount is shown because the aggregate amount of perquisites and other personal benefits paid to each such individual during fiscal 2011 was less than $10,000.

Fiscal 2011 Grants of Plan-Based Awards Table

The following table presents information regarding all grants of plan-based awards made to our named executive officers during our fiscal year ended July 1, 2011.

			Estimated Future Payouts Under
			Non-Equity Incentive Plan Awards
						All Other	All Other
						Stock	Option	Exercise
						Awards:	Awards:	or Base	Grant Date
						Number of	Number of	Price	Fair Value
						Shares of	Securities	of	of Stock
						Stock or	Underlying	Option	and Option
		Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Award Type(1)	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	($)(4)

John F. Coyne	ICP — 1st Half FY11	07/02/10	375,000	750,000	1,500,000	—	—	—	—
	Options	09/09/10	—	—	—	—	150,000	25.95	1,676,928
	LT Cash (FY11-12)(5)	09/09/10	1,000,000	2,000,000	6,000,000	—	—	—	—
	ICP — 2nd Half FY11	01/01/11	375,000	750,000	1,500,000	—	—	—	—
Timothy M. Leyden	ICP — 1st Half FY11	07/02/10	150,000	300,000	600,000	—	—	—	—
	RSUs	09/08/10	—	—	—	24,212	—	—	633,628
	Options	09/08/10	—	—	—	—	72,283	26.17	814,939
	LT Cash (FY11-12)(5)	09/08/10	315,000	630,000	1,890,000	—	—	—	—
	ICP — 2nd Half FY11	01/01/11	150,000	300,000	600,000	—	—	—	—
Wolfgang U. Nickl	ICP — 1st Half FY11	07/02/10	65,625	131,250	262,500	—	—	—	—
	RSUs	09/08/10	—	—	—	9,079	—	—	237,597
	Options	09/08/10	—	—	—	—	27,106	26.17	305,600
	LT Cash (FY11-12)(5)	09/08/10	118,125	236,250	708,750	—	—	—	—
	ICP — 2nd Half FY11	01/01/11	65,625	131,250	262,500	—	—	—	—
James J. Murphy	ICP — 1st Half FY11	07/02/10	90,312	180,625	361,250	—	—	—	—
	RSUs	09/08/10	—	—	—	17,150	—	—	448,816
	Options	09/08/10	—	—	—	—	51,200	26.17	577,244
	LT Cash (FY11-12)(5)	09/08/10	223,125	446,250	1,338,750	—	—	—	—
	ICP — 2nd Half FY11	01/01/11	90,312	180,625	361,250	—	—	—	—
James K. Welsh III	ICP — 1st Half FY11	07/02/10	85,000	170,000	340,000	—	—	—	—
	RSUs	09/08/10	—	—	—	16,141	—	—	422,410
	Options	09/08/10	—	—	—	—	48,189	26.17	543,295
	LT Cash (FY11-12)(5)	09/08/10	210,000	420,000	1,260,000	—	—	—	—
	ICP — 2nd Half FY11	01/01/11	85,000	170,000	340,000	—	—	—	—
James D. Morris	ICP — 1st Half FY11	07/02/10	85,000	170,000	340,000	—	—	—	—
	RSUs	09/08/10	—	—	—	16,141	—	—	422,410
	Options	09/08/10	—	—	—	—	48,189	26.17	543,295
	LT Cash (FY11-12)(5)	09/08/10	210,000	420,000	1,260,000	—	—	—	—
	ICP — 2nd Half FY11	01/01/11	85,000	170,000	340,000	—	—	—	—

(1)	To help explain this table and the awards granted to our named executive officers in fiscal 2011, we have included an additional column showing the type of award granted.

(2)	Represents restricted stock units awarded to the named executive officer under our 2004 Performance Incentive Plan. See “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(3)	Represents stock options awarded to the named executive officer under our 2004 Performance Incentive Plan. See “Description of Compensation for Named Executive Officers — Equity-Based Awards” below for more information about these awards.

(4)	The dollar value of the awards shown represents the grant date fair value of the award computed in accordance with ASC 718 (formerly FAS 123(R)). See Note 8 in the Notes to Consolidated Financial Statements included in our 2011 Annual Report on Form 10-K for more information about the assumptions used to determine these amounts.

(5)	Represents a long-term performance cash award granted to the named executive officer under our 2004 Performance Incentive Plan for the performance period covering fiscal years 2011 and 2012. The award will be payable in cash at the end of the performance period based on our achievement of specified adjusted operating income and revenue goals that correspond to specific payment percentages ranging between 0% and 300% of the target award value.

Description of Compensation Arrangements for Named Executive Officers

Overview

The “Fiscal Years 2009 — 2011 Summary Compensation Table” above quantifies the value of the different forms of compensation earned by our named executive officers in fiscal years 2009, 2010 and 2011, and the “Fiscal 2011 Grants of Plan-Based Awards Table” table above provides information regarding the equity incentive awards and non-equity incentive awards granted to our named executive officers in fiscal 2011. These tables should be read in conjunction with the narrative descriptions and additional tables that follow.

We have entered into an employment agreement with Mr. Coyne. We do not have an employment agreement currently in effect with any of the other named executive officers. As a result, the Compensation Committee determined the base salary, bonus and other equity and non-equity incentive awards to our other named executive officers in fiscal 2011 in the manner described above under “Compensation Discussion and Analysis” beginning on page 26. For Mr. Coyne, base salary, the target bonus award under our Incentive Compensation Plan and other equity and non-equity incentive awards were determined in fiscal 2011 in accordance with the terms of his employment agreement with us, as summarized below, and the other factors considered by the Compensation Committee, as described above under “Compensation Discussion and Analysis.”

Employment Agreement with Mr. Coyne

On October 31, 2006, we entered into an employment agreement with Mr. Coyne that provided for his promotion to President and Chief Executive Officer effective January 2, 2007 and expiring January 1, 2012, subject to certain termination provisions. The agreement provided for an annual base salary and a target semi-annual ICP bonus opportunity, which are periodically reviewed by the Compensation Committee. For more information regarding Mr. Coyne’s base salary and target ICP bonus opportunity, please refer to the section entitled “Compensation Discussion and Analysis.”

In addition, the agreement provided that each year during the term of the employment agreement, Mr. Coyne would receive a long-term performance cash award providing for a cash opportunity with a target amount of at least $2,000,000. These subsequent long-term performance cash awards would be based on a 24-month performance period and be subject to the achievement of performance objectives to be established by our Compensation Committee. See the section below entitled “Non-Equity Incentive Plan Compensation and Awards” for a further description of the long-term performance cash award granted to Mr. Coyne during fiscal 2011.

On January 31, 2007, in accordance with his agreement, Mr. Coyne also received an award of 1,100,000 restricted stock units. Subject to Mr. Coyne’s continued employment with us, these units will vest and become payable in an equivalent number of shares of our common stock as follows: 110,000 units on January 1, 2008, 110,000 units on January 1, 2009, 330,000 units on January 1, 2010, 110,000 units on January 1, 2011 and 440,000 units on January 1, 2012. In addition, the agreement also provided that in each of our four fiscal years commencing with fiscal 2008, Mr. Coyne would receive a stock option to purchase additional shares of our common stock. The number of shares subject to these stock options will be determined in the good faith discretion of our Compensation Committee based on Mr. Coyne’s individual performance, our performance and market benchmark comparisons of our composite market data for chief executive officers.

On March 7, 2011, in connection with our entry into an agreement to acquire Hitachi GST from Hitachi, Ltd., we entered into a new employment agreement with Mr. Coyne, which has a five-year term from the effective date of March 7, 2011, and, subject to the closing of the Hitachi GST transactions, the five-year term will extend until the fifth anniversary of the closing of the transaction. Mr. Coyne’s new employment agreement does not provide any fixed or guaranteed compensation, other than to provide for the grant of a performance-based restricted stock unit award to be granted in connection with the closing of the transaction. The agreement provides that the award will have a target grant date value of $4,000,000 and will vest over a two-year period following the closing of the acquisition based on performance milestones to be established by the Compensation Committee. The agreement also does not contain any severance protection, although Mr. Coyne continues to participate in our severance plans applicable to all executive officers, as described below under “Potential Payments upon Termination or Change in Control.”

Employment Agreement with Mr. Leyden

On March 7, 2011, in connection with our entry into an agreement to acquire Hitachi GST from Hitachi, Ltd., we entered into an employment agreement with Mr. Leyden, which will become effective only on the closing of the transaction. The agreement contains a five-year term but does not provide any fixed or guaranteed compensation, other than to provide for the grant of a performance-based restricted stock unit award to be granted in connection with the closing of the transaction. The agreement provides that the award will have a target grant date value of $2,000,000 and will vest over a two-year period following the closing of the acquisition based on performance milestones to be established by the Compensation Committee. The agreement also does not contain any severance protection, although Mr. Leyden continues to participate in our severance plans applicable to all executive officers, as described below under “Potential Payments upon Termination or Change in Control.”

Non-Equity Incentive Plan Compensation and Awards

Incentive Compensation Plan.  Under our Incentive Compensation Plan, or ICP, our executive officers and other participating employees are eligible to receive cash bonus awards on a semi-annual basis. The amount of the bonuses payable under our ICP are determined based on our achievement of operating and/or financial performance goals established by the Compensation Committee semi-annually as well as other discretionary factors, including non-financial and strategic operating objectives, business and industry conditions and individual and business group performance.

The executive is generally required to remain employed with us through the date on which the Compensation Committee determines, and we pay, the bonus amounts for the applicable semi-annual period to be eligible to receive payment of the bonus for that period. See the “Compensation Discussion and Analysis” beginning on page 26 above for a more detailed description of our Incentive Compensation Plan.

The following table reflects each executive’s target and actual semi-annual bonus opportunity under the ICP for fiscal 2011:

	First Half of Fiscal 2011			Second Half of Fiscal 2011
	Target			Target
	Semi-			Semi-
	Annual	Funding	ICP Bonus	Annual	Funding	ICP Bonus	Total Fiscal
Name	ICP Bonus(a)%		Amount	ICP Bonus(a)%		Amount	2011 Bonus(b)

John F. Coyne	$750,000	72.5%	$543,750	$750,000	150%	$1,125,000	$1,668,750
Timothy M. Leyden	$300,000	72.5%	$217,500	$300,000	150%	$450,000	$667,500
Wolfgang U. Nickl	$131,250	72.5%	$95,156	$131,250	150%	$196,875	$292,031
James J. Murphy	$180,625	72.5%	$130,953	$180,625	150%	$270,938	$401,891
James K. Welsh III	$170,000	72.5%	$123,250	$170,000	150%	$255,000	$378,250
James D. Morris	$170,000	72.5%	$123,250	$170,000	150%	$255,000	$378,250

(a)	As explained in more detail in the “Compensation Discussion and Analysis,” the target semi-annual ICP bonus is based on the actual base salary earned by the executive over the semi-annual period, multiplied by the individual’s target bonus percentage (which, for fiscal 2011, was 150% for Mr. Coyne, 100% for Mr. Leyden, 85% for Messrs. Murphy, Welsh and Morris, and 75% for Mr. Nickl).

(b)	These amounts are included in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal Years 2009 — 2011 Summary Compensation Table” above.

Long-Term Performance Cash Awards.  The long-term performance cash awards reported in the “Fiscal 2011 Grants of Plan-Based Awards Table” were granted under, and are subject to, the terms of our 2004 Performance Incentive Plan. Each long-term performance cash award is valued at a target amount as determined by the Compensation Committee and will be payable in cash at the end of a fixed performance period in an amount ranging between 0% and 300% of the target amount depending upon the level of our achievement against one or more operating and/or financial performance goals established by the Compensation Committee. For a description of the accelerated vesting conditions of the long-term performance cash awards in the event of certain termination or change in control events, see “Potential Payments upon Termination or Change in Control” below.

In addition, during fiscal 2011, each of our named executive officers received payments under long-term performance cash awards previously awarded to them by the Compensation Committee, as more fully described above in the “Compensation Discussion and Analysis.” In light of our actual revenue and adjusted operating income results versus the applicable targets described in the “Compensation Discussion and Analysis” section above, the following amounts were paid to named executive officers under these long-term cash awards.

		Original		Amount Earned
	Target Long-Term	Performance	Payout Percentage	Under Long-Term
Name	Cash Award	Period	(% of Target)	Cash Award(a)

John F. Coyne	$2,000,000	FY 10 and 11	132%	$2,640,000
Timothy M. Leyden	$450,000	FY 10 and 11	132%	$594,000
Wolfgang U. Nickl	$202,500	FY 10 and 11	132%	$267,300
James J. Murphy	$225,000	FY 10 and 11	132%	$297,000
James K. Welsh III	$270,000	FY 10 and 11	132%	$356,400
James D. Morris	$195,000	FY 10 and 11	132%	$257,400

(a)	These amounts, along with the ICP bonuses earned by the executives for fiscal 2011 as described above, are included in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal Years 2009 — 2011 Summary Compensation Table” above.

Equity-Based Awards

Each stock option and restricted stock unit award reported in the “Fiscal 2011 Grants of Plan-Based Awards Table” was granted by the Compensation Committee under, and is subject to, the terms of our 2004 Performance Incentive Plan. The Board of Directors has delegated general administrative authority for the 2004 Performance Incentive Plan to the Compensation Committee. The Compensation Committee has broad authority under the 2004 Performance Incentive Plan with respect to awarding grants, including the authority to select participants and determine the type of award they are to receive, to determine the number of shares that are to be subject to awards and the terms and conditions of awards, to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and to make provision for the payment of the purchase price of an award (if any) and ensure that any tax withholding obligations incurred in respect of awards are satisfied.

Stock Options.  Each stock option reported in the “Fiscal 2011 Grants of Plan-Based Awards Table” has a per-share exercise price equal to the closing market price of a share of our common stock on the grant date as reported on the composite tape for securities listed on the New York Stock Exchange. In addition, each stock option granted to our named executive officers in fiscal 2011 vests 25% on the first anniversary of its grant date and 6.25% at the end of each three-month period thereafter until the stock option is fully vested on the fourth anniversary of its grant.

Once vested, each stock option will generally remain exercisable until its normal expiration date. Stock options granted during fiscal 2011 expire on the seventh anniversary of their grant date. Outstanding options, however, may terminate earlier in connection with the termination of the named executive officer’s employment with us. In the event an executive’s employment terminates, stock options granted to the executive will generally remain exercisable until the earlier to occur of three months following the executive’s severance date or the expiration date of the stock options, except that all outstanding stock options held by an executive will terminate immediately in the event the executive’s employment is terminated for cause. Subject to the earlier expiration of the stock options, stock options granted to the named executive officer will remain exercisable for a longer period upon the occurrence of specified events, as follows: one year in the event the executive ceases to be an employee due to his total disability; three years in the event of the executive’s death; and three years after the executive meets the criteria of a “qualified retiree” by satisfying certain minimum service-period requirements.

Restricted Stock Units.  Each restricted stock unit award granted to our named executive officers in fiscal 2011 represents a contractual right to receive one share of our common stock per restricted stock unit on the vesting date(s) of the restricted stock units. The vesting dates of the restricted stock unit awards reported in the “Fiscal 2011 Grants of Plan-Based Awards Table” are disclosed in the “Outstanding Equity Awards at Fiscal 2011 Year-End Table” table below. Restricted stock units are credited to a bookkeeping account that we have established on behalf of each named executive officer.

Our named executive officers are not entitled to voting rights with respect to their restricted stock units. However, if we pay an ordinary cash dividend on our outstanding shares of common stock, the named executive officer will have the right to receive a dividend equivalent with respect to any unpaid restricted stock unit (whether vested or not) held as of the record date for the dividend payment. A dividend equivalent is a credit to the named executive officer’s bookkeeping account of an additional number of restricted stock units equal to (i) the per-share cash dividend, multiplied by (ii) the number of restricted stock units held by the named executive officer as of the record date of the dividend payment, divided by (iii) the per-share closing market price of our common stock on the date the dividend is paid. Dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original stock units to which they relate (except that dividend equivalents may be paid in cash based on the closing market price of a share of our common stock on the date of payment).

Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included below under the heading “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal 2011 Year-End Table

The following table presents information regarding the current holdings of stock options and stock awards held by each of our named executive officers as of July 1, 2011. This table includes vested but unexercised stock option awards, unvested and unexercisable stock option awards, and unvested awards of restricted stock units.

		Option					Stock
		Awards					Awards
							Number of		Market
			Number of				Shares or		Value of
		Number of	Securities				Units of		Shares or
		Securities	Underlying				Stock		Units of
		Underlying	Unexercised				That		Stock That
		Unexercised	Options		Option	Option	Have Not		Have Not
	Grant	Options	(#)		Exercise	Expiration	Vested		Vested
Name	Date(1)	(#) Exercisable	Unexercisable		Price ($)	Date	(#)		($)(2)

John F. Coyne	9/23/2002	14,062	—		$3.8500	9/23/2012	—		—
	10/24/2003	21,875	—		$12.8400	10/24/2013	—		—
	11/9/2004	41,250	—		$8.8900	11/9/2014	—		—
	11/17/2005	250,000	—		$13.7600	11/17/2015	—		—
	5/11/2006	65,000	—		$20.1300	5/11/2016	—		—
	1/31/2007	120,000	—		$19.6000	1/31/2017	440,000	(4)	16,121,600
	9/12/2007	117,188	7,812	(3)	$23.4600	9/12/2014	—		—
	9/11/2008	103,125	46,875	(3)	$23.7800	9/11/2015	—		—
	9/10/2009	65,625	84,375	(3)	$35.7500	9/10/2016	—		—
	9/9/2010	—	150,000	(3)	$25.95	9/9/2017	—		—
Timothy M. Leyden	6/12/2007	150,000	—		$19.8900	6/12/2014	—		—
	9/12/2007	27,750	1,850	(3)	$23.4600	9/12/2014	—		—
	9/11/2008	46,926	21,330	(3)	$23.7800	9/11/2015	24,469	(5)	896,544
	9/10/2009	15,062	19,364	(3)	$35.7500	9/10/2016	12,780	(5)	468,259
	5/5/2010	—	—		—	—	23,747	(5)	870,090
	9/8/2010	—	72,283	(3)	$26.1700	9/8/2017	24,212	(5)	887,128
Wolfgang U. Nickl	2/17/2006	3,015	—		$24.1800	2/17/2016	—		—
	11/8/2006	2,130	—		$19.4000	11/8/2016	—		—
	9/12/2007	5,180	740	(3)	$23.4600	9/12/2014	—		—
	2/6/2008	6,036	1,393	(3)	$28.0900	2/6/2015	—		—
	9/11/2008	5,397	2,452	(3)	$23.7800	9/11/2015	2,814	(5)	103,105
	2/4/2009	15,755	12,252	(3)	$16.8500	2/4/2016	—		—
	9/10/2009	4,067	5,228	(3)	$35.7500	9/10/2016	3,450	(5)	126,408
	11/11/2009	2,239	3,730	(3)	$38.5300	11/11/2016	2,151	(5)	78,813
	5/5/2010	—	—		—		5,551	(5)	203,389
	9/8/2010	—	27,106	(3)	$26.1700	9/8/2017	9,079	(5)	332,655
James J. Murphy	9/12/2007	2,466	1,233	(3)	$23.4600	9/12/2014	—		—
	2/6/2008	3,374	4,875	(3)	$28.0900	2/6/2015	—		—
	9/11/2008	4,266	10,665	(3)	$23.7800	9/11/2015	12,234	(5)	448,254
	2/4/2009	5,143	36,003	(3)	$16.8500	2/4/2016	—		—
	9/10/2009	7,531	9,682	(3)	$35.7500	9/10/2016	6,390	(5)	234,130
	5/5/2010	—	—		—	—	11,102	(5)	406,777
	9/8/2010	—	51,200	(3)	$26.1700	9/8/2017	17,150	(5)	628,376
James K. Welsh III	9/12/2007	3,535	1,542	(3)	$23.4600	9/12/2014	—		—
	2/6/2008	5,572	4,179	(3)	$28.0900	2/6/2015	—		—
	9/11/2008	4,266	10,665	(3)	$23.7800	9/11/2015	12,234	(5)	448,254
	2/4/2009	4,501	31,502	(3)	$16.8500	2/4/2016	—		—
	9/10/2009	9,037	11,618	(3)	$35.7500	9/10/2016	7,668	(5)	280,956
	5/5/2010	—	—		—	—	9,715	(5)	355,958
	9/8/2010	—	48,189	(3)	$26.1700	9/8/2017	16,141	(5)	591,406
James D. Morris	11/8/2006	7,841	—		$19.4000	11/8/2016	—		—
	9/12/2007	6,166	1,028	(3)	$23.4600	9/12/2014	—		—
	2/6/2008	5,906	1,532	(3)	$28.0900	2/6/2015	—		—
	9/11/2008	10,878	9,065	(3)	$23.7800	9/11/2015	10,399	(5)	381,019
	2/4/2009	17,611	29,252	(3)	$16.8500	2/4/2016	—		—
	9/10/2009	6,527	8,391	(3)	$35.7500	9/10/2016	5,538	(5)	202,912
	5/5/2010	—	—		—	—	9,715	(5)	355,958
	9/8/2010	—	48,189	(3)	$26.1700	9/8/2017	16,141	(5)	591,406

(1)	To help explain this table and the awards held by our named executive officers, we have included an additional column showing the grant date of each stock option and stock award.

(2)	The amount shown for the market value of the stock awards is based on the $36.64 closing price of our common stock on July 1, 2011, the last trading day in fiscal 2011.

(3)	These stock option awards are scheduled to vest as to 25% of the underlying shares on the first anniversary of the grant date, and as to an additional 6.25% of the underlying shares at the end of each three-month period thereafter until the award is fully vested on the fourth anniversary of the grant date.

(4)	The remaining 440,000 stock units subject to this award are scheduled to vest in full on January 1, 2012.

(5)	These stock unit awards are scheduled to vest in full on the third anniversary of the grant date.

Fiscal 2011 Option Exercises and Stock Vested Table

The following table presents information regarding the amount realized upon the exercise of stock options and the vesting of restricted stock unit awards for our named executive officers during fiscal 2011.

			Stock Awards
	Option Awards		Number of
	Number of	Value	Shares	Value
	Shares	Realized on	Acquired on	Realized on
	Acquired on	Exercise	Vesting	Vesting
Name	Exercise (#)	($)(1)	(#)	($)(2)

John F. Coyne	—	—	110,000	3,729,000
Timothy M. Leyden	—	—	11,723	300,695
Wolfgang U. Nickl	—	—	5,876	163,254
James J. Murphy	32,206	476,462	11,971	350,944
James K. Welsh III	22,292	311,984	13,331	379,555
James D. Morris	—	—	7,819	214,349

(1)	The amount shown for value realized on exercise of stock options equals (i) the number of shares of our common stock to which the exercise of the stock option related, multiplied by (ii) the difference between the per-share market price of the shares on the date of exercise and the per-share exercise price of the option. If the stock acquired upon exercise was sold on the day of exercise, the market price was determined as the actual sales price of the stock. If the stock acquired upon exercise was not sold on the day of exercise, the market price was determined as the closing price of the stock on the exercise date.

(2)	The amount shown for the value realized on the vesting of stock awards equals the number of shares of our common stock acquired by the executive officer upon vesting of his stock award during fiscal 2011 multiplied by the closing price of the stock on the applicable vesting date of the award.

Fiscal 2011 Non-Qualified Deferred Compensation Table

The following table presents information regarding the contributions to, investment earnings, distributions and total value of our named executive officers’ balances under our Deferred Compensation Plan during fiscal 2011.

			Aggregate		Aggregate
	Executive	Registrant	Earnings	Aggregate	Balance
	Contributions in	Contributions in	in Last	Withdrawals	at Last
	Last FY	Last FY	FY	/Distributions	FYE
Name	($)	($)	($)(1)	($)	($)(2)

John F. Coyne	—	—	—	—	—
Timothy M. Leyden	145,303	—	18,403	—	189,469
Wolfgang U. Nickl	—	—	—	—	—
James J. Murphy	123,703	—	21,652	—	204,210
James K. Welsh III	—	—	—	—	—
James D. Morris	—	—	—	—	—

(1)	The amounts reported are not considered to be at above-market rates under applicable Securities and Exchange Commission rules. Accordingly, in accordance with the Securities and Exchange Commission’s rules, we did not include these amounts as compensation to the named executive officers in the “Fiscal Years 2009 — 2011 Summary Compensation Table” above.

(2)	The balances reported represent compensation already reported in the “Fiscal Years 2009 — 2011 Summary Compensation Table” in this year’s Proxy Statement and its equivalent table in prior years’ proxy statements, except for the earnings on contributions that are not considered to be at above-market rates under Securities and Exchange Commission rules and for amounts earned while the individual was not a named executive officer under Securities and Exchange Commission rules.

Non-Qualified Deferred Compensation Plan

We permit our named executive officers and other key employees to elect to receive a portion of their compensation reported in the “Fiscal Years 2009 — 2011 Summary Compensation Table” on a deferred basis under our Deferred Compensation Plan. Under the plan, each participant may elect to defer a minimum of $2,000 and a maximum of 80% of his or her eligible compensation that may be earned during the year under our Incentive Compensation Plan.

Under the plan, we are permitted to make additional discretionary contributions with respect to amounts deferred under the plan. These discretionary contributions vest over a five-year service period. The service period begins on July 1 of the year for which the contribution was made and ends on June 30 of the same year, except that the first year of service is earned as long as the participant is employed for at least six months of that service year. Discretionary contributions will become 100% vested upon the retirement or disability of the participant or a change in control. We did not make any discretionary contributions during fiscal 2011. In addition, we have not in the past made any discretionary contributions under the Deferred Compensation Plan to any of our current named executive officers.

For cash amounts deferred under the plan, the participant may elect one or more measurement funds to be used to determine investment gains or losses to be credited to his or her account balance, including certain mutual funds. Amounts may be deferred until a specified date, retirement, disability or death. At the participant’s election, compensation deferred until retirement or death may be paid as a lump sum or in installments over five, ten, fifteen or twenty years. If the participant’s employment terminates before the participant qualifies for retirement, including due to disability, the participant’s deferred compensation balance will be paid in a single lump sum upon termination. Emergency hardship withdrawals are also permitted under the plan.

Under our Deferred Compensation Plan, we also permit the named executive officers and other key employees to defer receipt of any restricted stock units awarded under our 2004 Performance Incentive Plan beyond the vesting date of the award. A participant can elect to defer receipt of restricted stock units until a specified date, retirement, disability or death, as described above. If a participant makes an election to defer restricted stock units, the participant will receive a distribution with respect to the restricted stock units (including any stock units credited as dividend equivalents) in an equivalent number of shares of our common stock in accordance with the participant’s deferral election.

Potential Payments upon Termination or Change in Control

This section describes severance and change in control plans covering our named executive officers and certain agreements we have entered into with some of our named executive officers that could require us to make payments to the executives in connection with certain terminations of their employment with us and/or a change in control.

Change in Control — No Termination

Upon the occurrence of a “change in control,” all unvested stock options, shares of restricted stock and restricted stock units granted prior to September 2011 to an employee who was one of our executive officers at the time of grant will immediately vest regardless of whether there has also been a termination of employment. In addition, upon the occurrence of a change in control, all outstanding long-term performance cash awards granted prior to September 2011 to an employee who was one of our executive officers at the time of grant will immediately become payable in an amount equal to 100% of the target cash award granted to the officer. For these purposes, “change in control” generally means an acquisition by any person or group of more than one-third of our stock, certain majority changes in our board of directors over a period of not more than two years, mergers and similar transactions that result in a 50% or greater change in our ownership, and certain liquidations and dissolutions of the company. For a specific definition, please refer to the applicable stock plan or form of award agreement as filed with the Securities and Exchange Commission.

For all other equity awards (including awards granted to named executive officers at a time when they were not also one of our executive officers), if we dissolve or do not survive following a merger, business combination, or other reorganization, each award generally will become fully vested unless the Compensation Committee provides for the assumption, substitution, or other continuation or settlement of the award.

Unless otherwise determined by the Compensation Committee, any stock options that are vested prior to or that become vested in connection with a transaction referred to above will generally terminate if not exercised prior to the transaction.

Change in Control — Termination Without Cause or For Good Reason

In addition to the change in control benefits described above, executive officers may be entitled to severance benefits in the event of certain terminations of employment upon or following a change in control. These benefits are provided under our Change of Control Severance Plan, which was adopted by our Board of Directors on March 29, 2001. The severance benefits are payable if we or our subsidiaries terminate the employment of the executive officer without “cause” or the employee voluntarily terminates his or her employment for “good reason” within one year after a change of control or prior to and in connection with, or in anticipation of, such a change.

For these purposes, “change in control” generally has the same meaning as described in the preceding section. For these purposes, “cause” generally means the commission of certain crimes by the executive, the executive’s willful engaging in fraud or dishonest conduct, refusal to perform certain duties, breach of fiduciary duty, or breach of certain other violations of company policy. For these purposes, “good reason” generally means the assignment to the executive of materially inconsistent duties, a significant adverse change in the executive’s reporting relationship, certain reductions in compensation or benefits, and certain relocations of the executive’s employment. For the specific definitions of change in control, cause and good reason, please refer to the Change of Control Severance Plan as filed with the Securities and Exchange Commission.

For each of the named executive officers, the severance benefits generally consist of the following:

(1) a lump sum payment equal to two times the sum of the officer’s annual base compensation plus the target bonus as in effect immediately prior to the change in control or as in effect on the date of notice of termination of the officer’s employment with us, whichever is higher;

(2) 100% vesting of any unvested stock options granted to the officer by us;

(3) extension of the period during which the officer may exercise his or her stock options to the longer of (a) 90 days after the date of termination of his or her employment and (b) the period specified in the plan or agreement governing the options;

(4) continuation for a period of 24 months of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits, including equivalent coverage for the officer’s spouse and dependent children, and a car allowance equal to what the officer was receiving immediately prior to the change in control, or a lump sum payment equal to the cost of obtaining coverage for 24 months if the officer is ineligible to be covered under the terms of our insurance and welfare benefits plans; and

(5) a lump sum payment equal to the amount of in-lieu payments that the officer would have been entitled to receive during the 24 months after termination of his or her employment if, prior to the change in control, the officer was receiving any cash-in-lieu payments designed to enable the officer to obtain insurance coverage of his or her choosing.

Any health and welfare benefits will be reduced to the extent of the receipt of substantially equivalent coverage by the officer from any successor employer.

Involuntary Termination Without Cause — No Change in Control

Our Board of Directors adopted an Executive Severance Plan on February 16, 2006, which provides for certain severance benefits in the event an executive’s employment is terminated without “cause.” For these purposes, “cause” generally has the meaning described in the preceding section. For the specific definition of cause, please refer to the Executive Severance Plan as filed with the Securities and Exchange Commission.

Participants in the Executive Severance Plan include members of our senior management who our Board of Directors or Compensation Committee has designated as a Tier 1 Executive, Tier 2 Executive or Tier 3 Executive. The level of severance benefits payable under the Executive Severance Plan depend upon the executive’s designated Tier. The Compensation Committee has designated each of our named executive officers as a Tier 1 Executive under our Executive Severance Plan.

The Executive Severance Plan provides that a Tier 1 Executive such as each of our named executive officers will receive the following severance benefits in the event we terminate the executive’s employment without cause:

(1) severance equal to the executive’s monthly base salary multiplied by twenty-four (24), generally payable in monthly installments over twenty-four (24) months following separation;

(2) a lump sum pro-rata bonus payment minus applicable taxes under our bonus program for the bonus cycle in which the executive’s termination date occurs (determined based on the number of days in the applicable bonus cycle during which the executive was employed (not to exceed six months) and assuming 100% of the performance targets subject to the bonus award are met regardless of actual funding by us);

(3) acceleration of the vesting of the executive’s then outstanding equity awards that are subject to time-based vesting to the extent such equity awards would have vested and become exercisable or payable, as applicable, if the executive had remained employed for an additional six months;

(4) outplacement services provided by a vendor chosen by us and at our expense for 12 months following the executive’s termination of employment; and

(5) payment by us of applicable COBRA premium payments following expiration of the executive’s company-provided medical, dental and/or vision coverage existing as of the executive’s termination date for eighteen (18) months or, if earlier, until the executive otherwise becomes eligible for equivalent coverage under another employer’s plan.

Payment of severance benefits under the Executive Severance Plan is conditioned upon the executive’s execution of a valid and effective release of claims. Payment of severance benefits will cease in the event during the severance period the executive becomes self-employed or an employee of, or otherwise provides services for compensation, to any person or entity. In addition, no executive is entitled to a duplication of benefits under the Executive Severance Plan or any other severance plan of ours or our subsidiaries.

Qualified Retirement

In the event an employee retires from employment at a time when the employee meets the criteria of a “qualified retiree” under our standard terms and conditions for stock options, all unvested stock options held by the employee at the time of termination will accelerate. For stock options granted prior to November 2004, an employee will be a “qualified retiree” if the employee is at least age 55 at the time of retirement and his or her age plus total years of continuous service with us totals at least 65. For stock options granted after November 2004, the employee is also generally required to have at least five years of continuous service with us and, for stock options granted after May 2006, in addition to having at least five years of continuous service with us, the employee must also be at least age 65 at the time of retirement and his or her age plus total years of continuous service with us must total at least 75.

If an employee meets the applicable “qualified retiree” criteria, the employee’s stock options will remain exercisable for three years after his or her retirement or until their earlier expiration but will immediately terminate in the event the employee provides services to one of our competitors or otherwise competes with us. In that event, we will have the right to recover any profits realized by the employee from exercising the stock options during the six-month period prior to the date the employee commenced providing such services to a competitor.

Death

In the event of an employee’s death, the vesting of long-term incentive awards previously granted to the employee will accelerate as described below.

•	For stock options, all unvested stock options held by the employee at the time of death will immediately vest and be exercisable, and the stock options will remain exercisable for three years after the date of the employee’s death or until the earlier expiration of the stock option.

•	For awards of restricted stock, all shares due to vest on the next vesting date will immediately vest in full and any other unvested shares of restricted stock will be forfeited.

•	For awards of restricted stock units, a pro rata portion of the stock units due to vest on the next vesting date will immediately vest based on the number of days that the employee was employed by us between the last vesting date of the award and its next vesting date.

•	For long-term performance cash awards, a pro-rata portion of the cash award (based on the number of days that the employee was employed by us during the applicable performance period) will be paid to the employee’s legal representative, based on actual performance over the performance period, at the same time as the cash awards are generally paid with respect to that performance period.

In addition, in the event of Mr. Coyne’s death while employed by us, a pro-rata portion of the 1,100,000 restricted stock units granted to Mr. Coyne on January 31, 2007 will accelerate determined based on the ratio of (i) the total number of calendar days that Mr. Coyne is employed by us on and after January 31, 2007 through and including the date of Mr. Coyne’s death (but not less than 182 days) to (ii) the total number of calendar days commencing with January 31, 2007 through and including January 1, 2012, and excluding any of the restricted stock units that vested on or before the date of Mr. Coyne’s death.

Other Termination Scenarios

In the event Mr. Coyne remains employed by us as President and Chief Executive Officer through January 1, 2012, then upon Mr. Coyne’s termination after that date for any reason other than a termination by us for cause, all stock options granted to Mr. Coyne during the term of his employment agreement will become fully vested and Mr. Coyne will have three years to exercise the options, subject to their earlier termination. In such event, Mr. Coyne will also be eligible to receive payment following the end of the applicable performance period of any outstanding performance cash award on a pro-rata basis based on the period of Mr. Coyne’s employment with us during that performance period and to receive a bonus under our Incentive Compensation Plan with respect to the first half of fiscal 2012 in such amount and at such time as bonuses, if any, are determined on a company-wide basis.

Calculation of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits payable to the named executive officers under the agreements and plans described above in connection with certain terminations of their employment with us and/or a change in control. In calculating the amount of any potential payments to the named executive officers, we have assumed the following:

•	The applicable triggering event (i.e., termination of employment and/or change in control) occurred on July 1, 2011.

•	The price per share of our common stock is equal to the closing market price per share on July 1, 2011 ($36.64), the last trading day in fiscal 2011.

•	The company does not survive the change in control, and all outstanding incentive awards are cashed out and terminated in the transaction.

•	Not included in the table below are payments each named executive officer earned or accrued prior to termination, such as the balances under our Deferred Compensation Plan and previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above.

			Change in
			Control-With	Involuntary
			Termination	Termination
			Not for	Without
		Change in	Cause or	Cause-No
		Control-No	For Good	Change in	Qualified
	Compensation	Termination	Reason	Control	Retirement	Death
Name	Element	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)

John F. Coyne	Cash Severance	—	5,000,000	2,750,000	—	—
	Option Acceleration(1)	2,384,368	2,384,368	861,868	—	2,384,368
	Restricted Stock Unit Acceleration(2)	16,121,600	16,121,600	16,121,600	—	11,992,460
	Performance Cash Acceleration	2,000,000	2,000,000	—	—	1,000,000
	Continuation of Benefits(3)	—	121,333	7,255	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	20,505,968	25,627,301	19,752,723	—	15,376,828

Timothy M. Leyden	Cash Severance	—	2,400,000	1,500,000	—	—
	Option Acceleration(1)	1,072,724	1,072,724	374,441	—	1,072,724
	Restricted Stock Unit Acceleration(2)	3,122,021	3,122,021	896,544	—	1,692,448
	Performance Cash Acceleration	630,000	630,000	—	—	315,000
	Continuation of Benefits(3)	—	137,231	14,241	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	4,824,745	7,361,976	2,797,226	—	3,080,172

Wolfgang U. Nickl	Cash Severance	—	1,225,000	831,250	—	—
	Option Acceleration(1)	584,116	584,116	189,302	—	584,116
	Restricted Stock Unit Acceleration(2)	844,369	844,369	103,105	—	382,994
	Performance Cash Acceleration	236,250	236,250	—	—	118,125
	Continuation of Benefits(3)	—	68,853	20,845	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	1,664,735	2,958,588	1,156,502	—	1,085,235

James J. Murphy	Cash Severance	—	1,572,500	1,030,625	—	—
	Option Acceleration(1)	1,452,264	1,452,264	471,914	—	1,452,264
	Restricted Stock Unit Acceleration(2)	1,717,537	1,717,537	448,254	—	885,128
	Performance Cash Acceleration	446,250	446,250	—	—	223,125
	Continuation of Benefits(3)	—	84,683	20,549	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	3,616,051	5,272,734	1,983,342	—	2,560,518

James K. Welsh III	Cash Severance	—	1,480,000	970,000	—	—
	Option Acceleration(1)	1,331,509	1,331,509	437,091	—	1,331,509
	Restricted Stock Unit Acceleration(2)	1,676,573	1,676,573	448,254	—	883,768
	Performance Cash Acceleration	420,000	420,000	—	—	210,000
	Continuation of Benefits(3)	—	124,068	20,867	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	3,428,082	5,032,150	1,888,212	—	2,425,277

James D. Morris	Cash Severance	—	1,480,000	970,000	—	—
	Option Acceleration(1)	1,234,127	1,234,127	393,632	—	1,234,127
	Restricted Stock Unit Acceleration(2)	1,531,296	1,531,296	381,019	—	774,061
	Performance Cash Acceleration	420,000	420,000	—	—	210,000
	Continuation of Benefits(3)	—	94,532	20,844	—	—
	Value of Outplacement Services	—	—	12,000	—	—

	TOTAL	3,185,423	4,759,955	1,777,495	—	2,218,189

(1)	The amounts shown represent the portion of the option award that would have accelerated in connection with the termination or change in control event and are based on the intrinsic value of that portion of the option as of July 1, 2011. These intrinsic values were calculated by multiplying (i) the difference between the closing market price of a share of our common stock on July 1, 2011 ($36.64), the last trading day in fiscal 2011, and the applicable exercise price by (ii) the number of shares subject to stock options vesting on an accelerated basis on July 1, 2011. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $36.64 or for stock options that were already vested as of July 1, 2011. Also not included in the table above is any potential value attributable to the extension of a stock option term in connection with certain terminations of employment.

(2)	The amounts shown represent the portion of the restricted stock unit award that would have accelerated in connection with the termination event and are based on the intrinsic value of that portion as of July 1, 2011. These intrinsic values were calculated by multiplying (i) the closing price of a share of our common stock on July 1, 2011 ($36.64), the last trading day in fiscal 2011, by (ii) the number of shares of restricted stock or stock units that would have vested on an accelerated basis on July 1, 2011.

(3)	For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executive will find other employment, or discount rates for determining present value.

(4)	The amounts shown represent the estimated value of the acceleration of outstanding equity and non-equity incentive compensation under our incentive compensation plans in connection with a change in control (regardless of whether a termination of employment also occurs), as such acceleration is described more fully above.

(5)	The amounts shown represent the estimated value of the severance benefits payable under the Change in Control Severance Plan (and the estimated value of equity acceleration under our stock incentive plans for awards not covered under the Change in Control Severance Plan) in the event of a qualifying termination following a change in control, as such benefits are described more fully above.

(6)	The amounts shown represent the estimated value of the severance benefits payable under the Executive Severance Plan in the event of a termination of employment by us without cause, as such benefits are described more fully above.

(7)	The amounts shown represent the estimated value of the acceleration of outstanding equity and non-equity incentive compensation under our incentive compensation plans (and, for Mr. Coyne, under his employment agreement) in connection with the executive’s death, as such acceleration is described more fully above. For the long-term performance cash awards, the amounts assume achievement at 100% of target for the period.

(8)	None of the executive officers met the requirements for a “qualified retiree” described above as of July 1, 2011.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers as disclosed pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables, as well as in the Compensation Discussion and Analysis).

As described more fully in the “Compensation Discussion and Analysis” section beginning on page 26, our executive compensation program is designed and reviewed at least annually to achieve the following goals:

•	attract, develop, reward and retain highly qualified and talented individuals;

•	motivate executives to improve the overall performance of our company as a whole as well as the business group for which each executive is responsible, and reward executives when specified measurable results have been achieved;

•	encourage accountability by determining salaries and incentive awards based on each executive’s individual contribution and performance;

•	tie incentive awards to financial and non-financial metrics that drive the performance of our common stock over the long term to further reinforce the linkage between the interests of our stockholders and our executives; and

•	help ensure compensation levels are both externally competitive and internally equitable.

We urge stockholders to read the “Compensation Discussion and Analysis” section, particularly the “Executive Summary,” which describes in more detail how our executive compensation program is designed to achieve these goals and key fiscal 2011 compensation decisions. Highlights of our executive compensation programs include the following:

•	Base Salary. We target base salaries for executive officers at approximately the median of composite market data in order to help attract and retain highly qualified executive talent and to compensate executives for sustained individual performance.

•	Semi-Annual Bonus. Our executive officers are eligible to earn semi-annual incentive pay under our Incentive Compensation Plan based on our performance against pre-established performance goals, generally adjusted earnings per share. Our Incentive Compensation Plan is designed primarily to motivate executives to achieve specified performance goals that are important to the continued growth and success of the company and to align the interests of management with the interests of stockholders. We target bonus opportunities at a level such that when added to base salary, the executive officer’s target total cash compensation is between the median and the 75th percentile based on composite market data.

•	Long-Term Incentives. Our executive officers are also eligible to receive long-term incentive pay in the form of a combination of stock options, restricted stock units and long-term performance cash awards. These long-term incentives are generally granted annually and vest over a two-, three- or four-year period, resulting in overlapping vesting periods that are designed to discourage short-term risk-taking, reinforce the link between the interests of stockholders and our executives and motivate executives to improve the multi-year financial performance of the company. We target long-term incentive opportunities at a level such that when added to target total cash compensation, the executive’s target total direct compensation is between the median and the 75th percentile based on composite market data.

A substantial portion of each executive officer’s compensation is awarded in the form of performance-based compensation such as cash bonuses and long-term incentive compensation. We do not maintain an employment agreement with any executive other than Mr. Coyne and Mr. Leyden (and Mr. Leyden’s employment agreement will only become effective upon the closing of our planned acquisition of Hitachi GST). We provide very minimal (less than $10,000) perquisites to our executive officers and do not provide for any tax gross-ups. In addition, all executive officers are required to meet stock ownership guidelines which help achieve our objective of linking the interests of stockholders and management.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the Securities and Exchange Commission, our Board of Directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

This proposal on the compensation paid to our named executive officers is advisory only and will not binding on the company or our Board of Directors, and will not be construed as overruling a decision by the company or our Board of Directors or creating or implying any additional fiduciary duty for the company or our Board of Directors. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE SECURITIES AND EXCHANGE COMMISSION’S EXECUTIVE COMPENSATION DISCLOSURE RULES.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal 2 above, stockholders are being provided the opportunity to cast an advisory vote on our executive compensation. This Proposal 3 affords stockholders the opportunity to cast an advisory vote on how often we should include an advisory vote on executive compensation in our proxy materials for future annual stockholder meetings (or a special stockholder meeting for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, stockholders may vote to have the advisory vote on executive compensation every year, every two years or every three years.

After careful consideration, our Board of Directors currently believes that advisory votes on executive compensation should be conducted every year so that stockholders may annually express their views on our executive compensation program. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by stockholders in these votes and will consider the outcome of these votes in making its decisions on executive compensation.

In voting on this proposal, you will be able to indicate your preference regarding the frequency of future advisory votes on executive compensation by specifying a choice of one year, two years or three years. If you do not have a preference regarding the frequency of future advisory votes on executive compensation, you should abstain from voting on the proposal. Stockholders are not voting to approve or disapprove the Board’s recommendation.

Vote Required and Recommendation of the Board of Directors

Under our By-laws, the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve, on a non-binding, advisory basis, a frequency option for future advisory votes on executive compensation. However, if no option receives the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting, then the Board of Directors will consider the option receiving the highest number of votes as the preferred option of the stockholders.

This proposal on the frequency of future advisory votes on executive compensation is advisory only and will not be binding on the company or our Board of Directors. Although the vote on this proposal is non-binding, our Board of Directors and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, our Board of Directors may in the future decide to conduct advisory votes on executive compensation on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR” (AS OPPOSED TO EVERY TWO YEARS OR EVERY THREE YEARS).

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information with respect to our equity compensation plans as of July 1, 2011, which plans were as follows: Non-Employee Directors Stock-for-Fees Plan, 2004 Performance Incentive Plan, Employee Stock Option Plan, Broad-Based Stock Incentive Plan, Stock Option Plan for Non-Employee Directors and 2005 Employee Stock Purchase Plan. With the exception of the Broad-Based Stock Incentive Plan, these plans have each been approved by our stockholders. Following expiration of the Employee Stock Option Plan on November 10, 2004 and approval of the 2004 Performance Incentive Plan by our stockholders on November 18, 2004, no new awards are permitted under the Employee Stock Option Plan, the Broad-Based Stock Incentive Plan and the Stock Option Plan for Non-Employee Directors.

	(a)		(b)		(c)
					Number of Securities
					Remaining Available for
	Number of Securities to be		Weighted-Average		Future Issuance Under
	Issued Upon Exercise of		Exercise Price of		Equity Compensation Plans
	Outstanding Options,		Outstanding Options,		(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights		Reflected in Column(a))

Equity compensation plans approved by security holders	13,323,719	(1)	$22.7482	(2)	15,442,059	(3)
Equity compensation plans not approved by security holders	136,570		$3.1361		0

Total	13,460,289		$22.4865		15,442,059

(1)	This amount includes: (i) 9,002,311 shares of our common stock subject to stock options outstanding under our 2004 Performance Incentive Plan, (ii) 1,039,230 shares of our common stock subject to stock options outstanding under our Employee Stock Option Plan, (iii) 56,250 shares of our common stock subject to stock options outstanding under our Stock Option Plan for Non-Employee Directors, (iv) 3,036,054 shares of our common stock subject to outstanding restricted stock units awarded under our 2004 Performance Incentive Plan, and (v) 189,424 shares of our common stock subject to deferred stock units credited under our Deferred Compensation Plan.

(2)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of restricted stock units issued under our 2004 Performance Incentive Plan and deferred stock units credited under our Non-Employee Directors Stock-for-Fees Plan.

(3)	Of these shares, as of July 1, 2011, 11,821,286 remained available for future issuance under our 2004 Performance Incentive Plan, 150,218 remained available for future issuance under our Non-Employee Directors Stock-for-Fees Plan and 3,470,555 remained available for future issuance under our 2005 Employee Stock Purchase Plan.

Broad-Based Stock Incentive Plan

On September 30, 1999, our Board of Directors approved the Broad-Based Stock Incentive Plan under which options to purchase 136,570 shares of our common stock were outstanding as of July 1, 2011. This plan was intended to qualify as “broadly-based” under the New York Stock Exchange stockholder approval policy at the time of its adoption and was not submitted to our stockholders for approval. Following approval of the 2004 Performance Incentive Plan by our stockholders in November 2004, no new awards are permitted under the Broad-Based Incentive Plan after such date and, therefore, no shares remain available for grant under the plan.

None of the stock options that we granted under the plan are incentive stock options under Section 422 of the Internal Revenue Code and the term of each outstanding option granted under the plan does not exceed ten years from the date of its grant. There are no unvested restricted stock or restricted stock unit awards outstanding under the plan.

The Compensation Committee of our Board of Directors administers the Broad-Based Stock Incentive Plan. The Compensation Committee has broad discretionary authority to construe and interpret the plan. The Compensation Committee may in its discretion provide financing to a participant in a principal amount sufficient to pay the purchase price of any award and/or to pay the amount of taxes required by law to be withheld with respect to any award. Further, the Compensation Committee may, through the terms of the award or otherwise, provide for lapse of restrictions on an option or restricted stock award, either immediately upon a change of control of Western Digital (as defined in the plan), or upon termination of the eligible employee’s employment within 24 months following a change of control. The Compensation Committee may also provide for the exercise, payment or lapse of restrictions on an award that is only effective if no provision for the assumption or substitution of the award is made in the change of control transaction.

The Board of Directors or the Compensation Committee, subject to rules of the New York Stock Exchange requiring stockholder approval, may amend, alter or discontinue agreements evidencing an award made under the plan. These amendments may include: (i) reducing the exercise price of outstanding options; or (ii) after the date of a change of control, impairing the rights of any award holder, without such holder’s consent, under any award granted prior to the date of any change of control. No award, or any interest in an award may be transferred in any manner, other than by will or the laws of descent and distribution, unless the agreement evidencing an award expressly states that it is transferable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, our directors and officers and persons who beneficially own more than 10% of our common stock must report their initial ownership of our equity securities and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. The Securities and Exchange Commission has established specific due dates for these reports, and we must disclose in this Proxy Statement any late filings during fiscal 2011. To our knowledge, based solely on our review of the copies of such reports required to be furnished to us with respect to fiscal 2011 and the written responses to annual directors’ and officers’ questionnaires that no other reports were required, all of these reports were timely filed during and with respect to fiscal 2011, except that Mr. Welsh’s Form 3 filed on August 23, 2010 inadvertently failed to report certain shares of our common stock held by his wife in an individual retirement account and a Form 4 reporting stock options Mr. Welsh exercised on August 16, 2010, the day he was appointed a Section 16 officer, was not timely filed. The shares held by Mr. Welsh’s wife were reported on a Form 5 on August 5, 2011 and Mr. Welsh’s stock option exercise of August 16, 2010 was reported on a Form 4 on August 23, 2010.

AUDIT COMMITTEE

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended July 1, 2011. This report shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act or to the liabilities of Section 18 of the Securities Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Securities Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Securities Exchange Act.

Report of the Audit Committee

The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the accounting, reporting, and financial practices of Western Digital and its subsidiaries, and has general responsibility for oversight and review of the accounting and financial reporting practices, internal controls and accounting and audit activities of Western Digital and its subsidiaries. The Audit Committee acts pursuant to a written charter. Our Board of Directors originally adopted the Audit Committee Charter on September 6, 1995 and most recently approved an amendment of the Charter on February 3, 2010. A copy of the amended charter is available on our website under the Investor Relations — Governance section at www.westerndigital.com. The Board of Directors has determined that each of the members of the Audit Committee qualifies as an “independent” director under applicable rules of the New York Stock Exchange and the Securities and Exchange Commission.

Management is responsible for the preparation, presentation and integrity of Western Digital’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. KPMG LLP, Western Digital’s independent registered public accounting firm, is responsible for performing an independent audit of Western Digital’s financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).

During fiscal 2011, the Audit Committee met a total of 11 times, four in person and seven via telephone conference. During fiscal 2011, the Audit Committee also met and held discussions with management and KPMG LLP. The meetings were conducted so as to encourage communication among the members of the Audit Committee, management and the independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

The Audit Committee reviewed and discussed the audited financial statements of Western Digital for the fiscal year ended July 1, 2011 with management and the independent registered public accounting firm. The Board of Directors, including the Audit Committee, received an opinion of KPMG LLP as to the conformity of such audited consolidated financial statements with GAAP.

The Audit Committee discussed with KPMG LLP the overall scope and plan for its audit. The Audit Committee met regularly with KPMG LLP, with and without management present, to discuss the results of its audit, its evaluation of Western Digital’s internal control over financial reporting and the overall quality of Western Digital’s accounting practices. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP as required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP the independence of that firm. The Audit Committee also reviewed, among other things, the amount of fees paid to KPMG LLP for audit and non-audit services.

Based upon such reviews and discussions, the Audit Committee has recommended to the Board of Directors of Western Digital that the audited financial statements be included in Western Digital’s Annual Report on Form 10-K for the fiscal year ended July 1, 2011, for filing with the Securities and Exchange Commission. The Audit Committee also appointed KPMG LLP to serve as Western Digital’s independent registered public accounting firm for the fiscal year ending June 29, 2012.

AUDIT COMMITTEE

Henry T. DeNero, Chairman
Peter D. Behrendt
Kathleen A. Cote
William L. Kimsey

August 10, 2011

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of KPMG LLP has served as our independent auditors since our incorporation in 1970. The Audit Committee of our Board of Directors has again appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending June 29, 2012. We are not required to submit the appointment of KPMG LLP for stockholder approval, but our Board of Directors has elected to seek ratification of the appointment of our independent registered public accounting firm by the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting. If a majority of the shares represented at the Annual Meeting and entitled to vote do not ratify this appointment, the Audit Committee will reconsider its appointment of KPMG LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. We expect one or more representatives of KPMG LLP to be present at the Annual Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Following are the fees paid by us to KPMG LLP for the fiscal years ended July 1, 2011 and July 2, 2010:

Description of Professional Service	2011	2010

Audit Fees — professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Quarterly Reports on Form 10-Qs or services that are normally provided in connection with statutory and regulatory filings or engagements	$1,824,100	$1,532,250
Audit-Related Fees — assurance and related services reasonably related to the performance of the audit or review of our financial statements(1)	$0	$7,500
Tax Fees — professional services rendered for tax compliance, tax advice and tax planning(2)	$330,000	$301,500
All Other Fees — products and services other than those reported above	$0	$0

(1)	Audit-Related Fees in fiscal 2010 consisted of the issuance of a consent in connection with the Western Digital Corporation 401(k) Plan.

(2)	Tax Fees in fiscal 2011 and 2010 consisted of tax compliance assistance and related services and transfer pricing review.

The Audit Committee has adopted a policy regarding the pre-approval of audit and non-audit services to be provided by our independent registered public accounting firm. The policy requires that KPMG LLP seek pre-approval by the Audit Committee of all audit and permissible non-audit services by providing a description of the services to be performed and specific fee estimates for each such service. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and permissible non-audit services and associated fees up to a maximum for any one audit-related or non-audit service of $50,000, provided that the Chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting for ratification. All services performed and related fees billed by KPMG LLP during fiscal 2011 and fiscal 2010 were approved by the Audit Committee pursuant to regulations of the Securities and Exchange Commission.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required for ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2012.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 4 TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 29, 2012.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approval of Related Person Transactions

Our Board of Directors has adopted a written Related Person Transactions Policy. The purpose of this policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) a related person has or will have a direct or indirect interest. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become a director, (b) any person who is known to be the beneficial owner of more than 5% of our common stock, (c) any immediate family member of any of the foregoing persons or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest.

Under the policy, once a related person transaction has been identified, the Audit Committee must review the transaction for approval or ratification. In determining whether to approve or ratify a related person transaction, the Audit Committee is to consider all relevant facts and circumstances of the related person transaction available to the Audit Committee. The Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee determines in good faith. No member of the Audit Committee will participate in any consideration of a related party transaction with respect to which that member or any member of his or her immediate family is a related person.

Certain Transactions with Related Persons

In addition to the indemnification provisions contained in our Certificate of Incorporation and By-laws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally require us to indemnify each director or officer, and advance expenses to them, in connection with their participation in proceedings arising out of their service to us.

ANNUAL REPORT

Our 2011 Annual Report has been posted on our corporate website at www.westerndigital.com and on the Internet at www.proxyvote.com. For stockholders receiving a Notice of Internet Availability of Proxy Materials, the Notice will contain instructions on how to request a printed copy of our 2011 Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our 2011 Annual Report also will be included. In addition, we will provide, without charge, a copy of our 2011 Annual Report for the year ended July 1, 2011 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder or beneficial owner of our common stock. Requests should be directed to the following address:

Secretary
Western Digital Corporation
3355 Michelson Drive, Suite 100
Irvine, California 92612

Irvine, California
September 27, 2011

3355 MICHELSON DRIVE, SUITE 100
IRVINE, CA 92612
Whether or not you plan on attending the meeting, you are urged to vote these shares by completing and returning this proxy card or transmitting your voting instructions electronically via the Internet or by telephone.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by November 9, 2011*
* Participants in the Western Digital 401(k) Plan must provide voting instructions for the shares in their plan account by 11:59 P.M. Eastern Time on November 7, 2011 to allow sufficient time for the plan trustee to vote the shares on your behalf.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M38389-P16516	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WESTERN DIGITAL CORPORATION
The Board of Directors recommends a vote FOR each of the following nominees:

1.	ELECTION OF DIRECTORS		For	Against	Abstain

	1a.	Kathleen A. Cote	☐	☐	☐

	1b.	John F. Coyne	☐	☐	☐

	1c.	Henry T. DeNero	☐	☐	☐

	1d.	William L. Kimsey	☐	☐	☐

	1e.	Michael D. Lambert	☐	☐	☐

	1f.	Len J. Lauer	☐	☐	☐

	1g.	Matthew E. Massengill	☐	☐	☐

	1h.	Roger H. Moore	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

				For	Against	Abstain

	1i.	Thomas E. Pardun		☐	☐	☐

	1j.	Arif Shakeel		☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2:				For	Against	Abstain

2.	To approve on an advisory basis the named executive officer compensation in the proxy statement.			☐	☐	☐

The Board of Directors recommends a vote for 1 YEAR on Proposal 3:			1 Year	2 Years	3 Years	Abstain

3.	To approve on an advisory basis the frequency of future advisory votes on named executive officer compensation.		☐	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 4:				For	Against	Abstain

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Western Digital Corporation for the fiscal year ending June 29, 2012.			☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held
November 10, 2011:
The Notice and Proxy Statement and 2011 Annual Report are available at www.westerndigital.com/investor. You can also view these materials at www.proxyvote.com by using the 12 digit control number.

M38390-P16516
WESTERN DIGITAL CORPORATION
3355 Michelson Drive, Suite 100
Irvine, California 92612
THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           The undersigned, hereby revoking any proxy previously given, appoints Thomas E. Pardun and Michael C. Ray, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote all the shares of common stock of Western Digital Corporation held of record by the undersigned on September 16, 2011, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Western Digital Corporation to be held on November 10, 2011, and at any postponements or adjournments thereof. The proposals of the Company referred to on the other side are described in the Proxy Statement, dated as of September 27, 2011, which is being delivered herewith in connection with the Annual Meeting.
This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” each of the ten nominees named in Proposal 1, “FOR” Proposal 2, “ONE YEAR” on Proposal 3 and “FOR” Proposal 4. Whether or not direction is made, each of the Proxies is authorized to vote in his discretion on such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
If you have a beneficial interest in shares held by the Western Digital Corporation 401(k) Plan, then this card also constitutes your voting instructions to the Trustee of such plan. If you do not submit voting instructions for any shares held in the Western Digital Corporation 401(k) Plan, such shares will not be voted by the Trustee.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. IF YOU CHOOSE TO VOTE THESE SHARES BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be marked, dated and signed, on the other side)